
                                                                   EXHIBIT 10.T
                                                                   EXECUTED COPY



                            STOCK PURCHASE AGREEMENT

                                     by and

                                     among

                                Aon CORPORATION,

                     COMBINED INSURANCE COMPANY OF AMERICA,

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                      and

                       THE OTHER PARTIES SPECIFIED HEREIN

                         Dated as of December 22, 1995



                Sale of All of the Outstanding Common Shares of
                    The Life Insurance Company of Virginia,
           Forth Financial Resources, Ltd. and Newco Properties, Inc.
                    to General Electric Capital Corporation
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                               TABLE OF CONTENTS
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                                                                            Page

1.  Definitions...........................................................    1

2.  Sale and Purchase of Shares...........................................   11
  2.1  Sale of Shares.....................................................   11
  2.2  Purchase Price and Payment for Shares..............................   11
  2.3  Delivery of Shares.................................................   11
  2.4  Post-Closing Purchase Price Adjustment; Closing Balance Sheet......   11

3.  Closing; Closing Date.................................................   14

4.  Representations and Warranties of Parent and Seller...................   14
  4.1  Existence and Power................................................   14
  4.2  Authority; Execution and Delivery..................................   15
  4.3  Consents and Approvals.............................................   15
  4.4  No Conflict........................................................   15
  4.5  Capital Stock; Title...............................................   16
  4.6  Options or Other Rights............................................   16
  4.7  Charter Documents and By-laws......................................   17
  4.8  Minute Books.......................................................   17
  4.9   GAAP and SAP Statements...........................................   17
  4.10  Taxes.............................................................   18
  4.11  Litigation........................................................   21
  4.12  Broker Dealer Financial Statements................................   22
  4.13  Insurance.........................................................   22
  4.14  Employee Benefits.................................................   22
  4.15  Brokers...........................................................   23

5.  Representations and Warranties of the Companies.......................   24
  5.1  Corporate Authority................................................   24
  5.2  Consents and Approvals.............................................   24
  5.3  No Conflict........................................................   24
  5.4  Minute Books.......................................................   25
  5.5  Compliance With Laws...............................................   25
  5.6  Insurance Licenses.................................................   25
  5.7  Litigation.........................................................   26
  5.8  Contracts and Other Agreements.....................................   26
  5.9  Real Estate........................................................   28
  5.10  Personal Property; Intellectual Property..........................   28
  5.11  Operations of the Companies.......................................   29
  5.12  The Mutual Fund...................................................   33

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
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
      5.13  Labor Matters.......................................    34
      5.14  No Undisclosed Liabilities..........................    35

6.  Representations and Warranties of Buyer.....................    36
      6.1  Existence and Power..................................    36
      6.2  Execution and Delivery...............................    36
      6.3  Consents and Approvals...............................    36
      6.4  No Conflict..........................................    36
      6.5  Purchase Not for Distribution........................    37
      6.6  Financing............................................    37
      6.7  Litigation...........................................    37
      6.8  Brokers..............................................    37

7.  Covenants and Agreements....................................    37
      7.1  Conduct of Business..................................    38
      7.2  Pre-Closing Maintenance of Insurance.................    39
      7.3  Litigation; Notice of Assessments; Requests for
             Information........................................    39
      7.4  Access to Information; Environmental Investigation;
             Confidentiality....................................    40
      7.5  Approvals............................................    42
      7.6  Additional Financial Statements......................    42
      7.7  Further Assurances...................................    42
      7.8  Certain Employee Matters.............................    43
      7.9  Settlement of Intercompany Accounts; Cancellation of
             Intercompany and Other Agreements..................    48
      7.10  Actions to Address Certain Interrelationships;
             Dividends..........................................    48
      7.11  Investments.........................................    48
      7.12  Resignations of Directors...........................    49
      7.13  No Negotiations, Etc................................    49
      7.14  Newco Assets; Other Real Property...................    49

8.  Conditions Precedent to the Obligation of Buyer.............    50
      8.1  Representations and Warranties; Covenants and
            Agreements..........................................    50
      8.2  Governmental Approvals; Illegality...................    51
      8.3  Third Party Consents.................................    52
      8.4  Hart-Scott-Rodino....................................    52
      8.5  Opinions of Counsel to Parent, Seller and the
            Companies...........................................    52
      8.6  No Material Adverse Change...........................    52
      8.7  Consummation of Certain Transactions.................    52

9.  Conditions Precedent to the Obligations of Parent,
     Seller and the Companies...................................    52
      9.1  Representations and Warranties; Covenants and
            Agreements..........................................    52
      9.2  Governmental Approvals; Illegality...................    53
      9.3  Third Party Consents.................................    53
      9.4  Hart-Scott-Rodino....................................    53

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
    9.5  Opinion of Counsel to Buyer...................................  53
    9.6  Consummation of Certain Transactions..........................  53

10.  Survival and Indemnification......................................  53
   10.1  Survival of Representations and Warranties....................  53
   10.2  Indemnification by Parent and Seller..........................  54
   10.3  Indemnification by Buyer......................................  54
   10.4  Procedure.....................................................  55
   10.5  Indemnification; Directors and Officers Insurance.............  56
   10.6  Certain Exclusions from Article 10 Coverage...................  56

11.  Tax Matters.......................................................  56
   11.1  Section 338 Election..........................................  57
   11.2  Tax Indemnification...........................................  60
   11.3  Tax Related Adjustments.......................................  66
   11.4  Transfer Taxes................................................  67

12.  Termination.......................................................  67
   12.1  Termination and Abandonment...................................  67
   12.2  Survival; Expenses............................................  68

13.  Miscellaneous.....................................................  68
   13.1  Public Announcements..........................................  68
   13.2  Notices.......................................................  68
   13.3  Entire Agreement..............................................  70
   13.4  Waivers and Amendments; Noncontractual Remedies;
          Preservation of Remedies.....................................  70
   13.5  Governing Law.................................................  70
   13.6  Binding Effect; Assignment Limited............................  70
   13.7  No Third-Party Beneficiaries..................................  70
   13.8  Counterparts..................................................  70
   13.9  Schedules.....................................................  71
   13.10  Headings.....................................................  71
   13.11  Remedies.....................................................  71
   13.12  Invalidity of Provisions.....................................  71

                            STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of December 22, 1995 by and among Aon Corporation, a Delaware corporation ("Parent"), Combined Insurance Company of America, an Illinois corporation ("Seller"), The Life Insurance Company of Virginia, a Virginia corporation (the "LOV"), Forth Financial Resources, Ltd., a Virginia corporation ("Forth"), Newco Properties, Inc., a Virginia corporation ("Newco", and together with Forth and LOV, collectively the "Companies" and each a "Company"), and General Electric Capital Corporation, a New York corporation ("Buyer").

                                   RECITALS:

          WHEREAS, Parent is the beneficial owner of all of the issued and outstanding capital stock of Seller;

          WHEREAS, Seller is the beneficial and record owner of 4,000 shares (the "LOV Shares") of the issued and outstanding common stock, $1,000 par value, of LOV;

          WHEREAS, Parent is the beneficial and record owner of (i) 6,000 shares (the "Forth Shares") of the issued and outstanding common stock, $1 par value, of Forth; and (ii) of 500 shares (the "Newco Shares") of the issued and outstanding common stock, $1.00 par value, of Newco;

          WHEREAS, the LOV Shares, the Forth Shares and the Newco Shares (collectively, the "Shares") constitute all of the issued and outstanding common shares of capital stock of the Companies; and

          WHEREAS, each of Parent and Seller desires to sell its Shares, and Buyer desires to purchase the Shares, upon the terms, subject to the conditions and for the consideration set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, Parent, Seller, the Companies and Buyer agree as follows:

          1. Definitions. (a) Except as the context shall otherwise require, the following terms when used in this Agreement shall have the following meanings:

          "Adjusted Closing SAP Balance Sheet" means the Closing SAP Balance Sheet, adjusted if and to the extent appropriate (i) to take into account all of the transactions and other actions described in Exhibit A hereto which have been effected on or prior to the Closing Date and (ii) to exclude the impact of any realized or unrealized capital gain or loss, arising on or after July 1, 1995 with respect to the investment portfolio of LOV or the Exhibit C Assets.

          "Adjusted Closing SAP Capital" means the sum of (i) LOV's capital and surplus as reflected in the Adjusted Closing SAP Balance Sheet, plus (ii) the amount of AVR as of the Closing Date for LOV, all determined in accordance with SAP as in effect on June 30, 1995.

          "Adverse Environmental Condition" means any of the following: (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases) of, exposure to, or presence of, any substance, chemical, material, pollutant, odor or audible noise or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by, from or related to the Real Property, (ii) any material damage or injury to the environment in connection with the transportation, storage, treatment or disposal of materials in connection with the operation of the Real Property or (iii) any material violation, or alleged violation, of Environmental Law in connection with Real Property.

          "Affected Employees" means all current or former employees of the Companies and their Subsidiaries, including any such person who is on disability, layoff or leave of absence, but excluding any former employee of any Company or any of its Subsidiaries who subsequently became employed by Parent or any Subsidiary of Parent other than any Company or any of its Subsidiaries.

          "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

          "Agreed Aggregate Asset Bases" has the meaning set forth in Section 11.1(c).

          "Agreed Allocation" has the meaning set forth in Section 11.1(b)(z).

          "Agreement" means this Stock Purchase Agreement, including the Exhibits attached hereto, the Seller Disclosure Schedule and the Company Disclosure Schedule.

          "Annual SAP Statements" means, with respect to any Person, the annual financial statements of such Person prepared in accordance with SAP, as filed with or

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submitted to the Insurance Department on forms prescribed or permitted by the
Insurance Department.

          "AVR" means, with respect to any Person, the Asset Valuation Reserve set forth in the balance sheet of such Person in accordance with SAP.

          "Basis Step-Up" has the meaning set forth in Section 11.1(d).

          "Basis Step-Up Deficit" has the meaning set forth in Section 11.1(d).

          "Basis Step-Up Excess" has the meaning set forth in Section 11.1(d).

          "Benefit Arrangements" has the meaning set forth in Section 4.14(a).

          "Business Day" means any day which is neither a Saturday nor a Sunday, nor a day on which banking institutions in the City of New York shall be permitted or required by law or executive order to be closed.

          "Buyer" has the meaning set forth in the first paragraph hereof.

          "Buyer Group Member" has the meaning set forth in Section 11.3(d).

          "Buyer's Allocation" has the meaning set forth in Section 11.1(b)(z).

          "Calculating Party" has the meaning set forth in Section 11.1(b)(z)

          "Closing" means the closing of the sale and purchase of the Shares contemplated by this Agreement.

          "Closing Date" has the meaning set forth in Section 3.

          "Closing Adjustment Calculations" has the meaning set forth in Section 2.4(c).

          "Closing Purchase Price" has the meaning set forth in Section 2.2(a).

          "Closing SAP Balance Sheet" means the balance sheet of LOV, as of the Closing Date (immediately prior to consummation of the Closing) prepared in accordance with SAP using LOV's customary standards of practice used in preparing year-end financial statements.

          "COBRA" refers to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, relating to continuation of health benefits in certain circumstances.

          "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

          "Companies" has the meaning set forth in the first paragraph hereof.

          "Company" has the meaning set forth in the first paragraph hereof.

          "Company Disclosure Schedule" refers to the disclosure schedule delivered by the Companies to Buyer in connection with the execution and delivery of this Agreement.

          "Company Plans" has the meaning set forth in Section 4.14(a).

          "Contracts and Other Agreements" means all contracts, agreements, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding agreements, whether written or oral, other than Employee Benefit Programs.

          "Deemed Purchase Price" has the meaning set forth in Section
11.1(b)(z).

          "Defined Contribution Plans" means Parent's Savings Plan and Parent's ESOP.

          "Disputing Party" has the meaning set forth in Section 11.1(b)(z).

          "Elections" has the meaning set forth in Section 11.1(a).

          "Employee Benefit Programs" has the meaning set forth in Section 4.14(a).

          "Employment and Withholding Taxes" means all employment, payroll and withholding Taxes payable with respect to salaries, wages, commissions, other compensation or other payments actually or constructively made by the Companies or any of their Subsidiaries on or before the Closing Date, except to the extent such Taxes have been withheld on or prior to the Closing Date and are required to be paid to the appropriate taxing authority after the Closing Date.

          "Environmental Investigation" has the meaning set forth in Section 7.4(c).

          "Environmental Law" means, without limitation, any of the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act, the Occupational Health and Safety Act, each as amended, and all other environmental statutes enacted by the United States and by state and local Governmental or Regulatory Bodies (including municipal sewerage authorities), any executive orders, ordinances, rules or regulations promulgated under any of the foregoing, and common law respecting environmental matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Executive Officers" means, with respect to any corporation, the chairman of the board of directors, the president, any executive or senior vice president (and any vice president, in the case of the Companies only), the general counsel, and the treasurer of such corporation (and other individuals, if any, performing comparable functions), and with respect to any partnership, the individuals performing comparable functions on behalf of such partnership.

          "Excluded Transactions" has the meaning set forth in Section 11.2.

          "Exhibit C Assets" means the assets set forth on Exhibit C attached hereto and any other investment assets acquired on or after December 1, 1995 using funds (i) derived from any disposition of such assets, (ii) earned on such assets and (iii) from other cash flows on the insurance businesses described in items 1 through 4 of Exhibit A.

          "Federal" means of or pertaining to the government of the United States of America.

          "FFRL Re" means FFRL Re Corp., a Virginia corporation.

          "Final Purchase Price" has the meaning set forth in Section 2.2(a).

          "Forth"  has the meaning set forth in the first paragraph hereof.

          "Forth Shares"  has the meaning set forth in the recitals hereof.

          "FTC" means the Federal Trade Commission of the United States of America.

          "GAAP" means United States generally accepted accounting principles consistently applied throughout the specified period and in the immediately prior comparable period, except for normal recurring year-end adjustments.

          "Governmental or Regulatory Body" means any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

          "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "IMR" means, with respect to any Person, the Interest Maintenance Reserve set forth in the balance sheet of such Person in accordance with SAP.

          "Income Taxes" means (i) all Taxes however denominated (including franchise taxes and premium taxes) that are based upon or measured by gross income, net income, or gross receipts, (ii) minimum and tax preference based Taxes, (iii) any guarantee fund assessments, (iv) state insurance department licenses and fees and (v) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Tax described in clauses (i) through (iv) or any contest, dispute or refund thereof.

          "Income Tax Returns" means Tax Returns in respect of Income Taxes.

          "Increase Amount" has the meaning set forth in Section 2.4(b).

          "Indemnitee" has the meaning set forth in Section 10.4.

          "Indemnitor" has the meaning set forth in Section 10.4.

          "Insurance Contracts" means all insurance policies, annuity contracts, guaranteed investment contracts and other insurance products underwritten by LOV or FFRL Re.

          "Insurance Department" means the appropriate insurance regulatory governmental authority for LOV's and FFRL Re's respective states of domicile and deemed commercial domicile, if any.

          "Insurance Licenses" has the meaning set forth in Section 5.6(a).

          "Interim SAP Statements" has the meaning set forth in Section 7.6.

          "Investment Assets" means (i) the investment assets of LOV and FFRL Re (including, without limitation, "caps," "swaps" and other similar arrangements) as of the date hereof and any other investment assets acquired following the date hereof using funds derived from any disposition of such assets or funds earned on such assets or cash flows from the related insurance business and (ii) the Exhibit C Assets.

          "Investment Advisor" means Aon Advisors, Inc.

          "Investment Act" means the Investment Advisers Act of 1940, as amended.

          "Investment Contracts" means all contracts, agreements, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding agreements included in the investment portfolio of the Companies or any of their Subsidiaries.

          "IRS" means the Internal Revenue Service of the United States of America.

          "Justice" means the Antitrust Division of the Department of Justice of the United States of America.

          "Knowledge" means, with respect to any entity, the actual knowledge of any of the Executive Officers of such entity.

          "Lawyers Title Building" means the six-story multi-tenant office building owned as of the date hereof by LOV that as of the date hereof is primarily occupied by the Lawyer's Title Insurance Company.

          "Lien or Other Encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance.

          "Litigation" means, with respect to any Person, any claim, action, suit, proceeding, arbitration or governmental investigation.

          "Losses" means all losses, liabilities (including for environmental clean up) , damages (excluding consequential damages suffered by any Indemnitee), deficiencies, costs, fines and assessments, penalties, claims, actions, injuries, judgments and expenses (including interest actually paid by an Indemnitee to a third party and reasonable attorneys' fees and disbursements), however arising, net of any insurance proceeds the Person incurring such losses recovered in respect thereof.

          "LOV"  has the meaning set forth in the first paragraph hereof.

          "LOV Shares"  has the meaning set forth in the recitals hereof.

          "Material Adverse Effect" means an effect or series of related effects which, individually or in the aggregate, is materially adverse to either (a) the business, financial condition or results of operations of the Companies and their Subsidiaries, taken as a whole, (b) the legal ability of Parent or Seller to consummate the transactions contemplated by this Agreement other than by reason of the inability of Buyer to consummate such transactions, or (c) the validity or enforceability of this Agreement.

          "Modified Aggregate Deemed Sales Price" has the meaning set forth in
Section 11.1(b)(z).

          "Mutual Fund" means Life of Virginia Series Fund, Inc.

          "NAIC" means the National Association of Insurance Commissioners and any successor thereto.

          "Newco" has the meaning set forth in the first paragraph hereof.

          "Newco Shares"  has the meaning set forth in the recitals hereof.

          "Notice" has the meaning set forth in Section 10.4.

          "Parent" has the meaning set forth in the first paragraph hereof.

          "Parent's ESOP" means the Aon Employee Stock Ownership Plan.

          "Parent's Retirement Plan" means the Aon Pension Plan.

          "Parent's Savings Plan" means the Aon Savings Plan.

          "Permits" means all licenses, permits, orders, approvals, registrations, authorizations and qualifications with and under all Federal, state, local or foreign laws and Governmental or Regulatory Bodies and all industry or other nongovernmental self-regulatory organizations that are necessary for the conduct of the applicable Person's business and the ownership of its properties.

          "Permitted Liens" means (i) Liens or Other Encumbrances for Taxes not yet due and payable, and (ii) statutory or other Liens or Other Encumbrances that do not interfere with the use by a Person of the property involved.

          "Person" means and includes any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental or Regulatory Body, or other entity.

          "Product" has the meaning set forth in Section 2.4(a).

          "Quarterly SAP Statements" means, with respect to a specified Person, the quarterly financial statements of such Person prepared in accordance with SAP, as filed with or submitted to the Insurance Department on forms prescribed or permitted by the Insurance Department.

          "Real Property" means any real estate (including all buildings, structures, improvements and fixtures thereon) in which a Company or a Subsidiary of a Company holds an ownership or leasehold interest (including, without limitation, Lawyers Title Building).

          "Reduction Amount" has the meaning set forth in Section 2.4(b).

          "Release" means any material release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.

          "SAP" means, with respect to a specified Person, the statutory accounting practices prescribed or permitted by the Insurance Department, consistently applied throughout the specified period and in the immediately prior comparable period.

          "Section 338 Forms" has the meaning set forth in Section 11.1(b)(y).

          "Seller" has the meaning set forth in the first paragraph hereof.

          "Seller Consolidated and Combined Returns" means any consolidated, affiliated, combined or unitary Tax Returns of Parent which include any Company and any Subsidiary of such Company.

          "Seller Disclosure Schedule" refers to the disclosure schedule delivered by Parent and Seller to Buyer in connection with the execution and delivery of this Agreement.

          "Seller Group" has the meaning set forth in Section 11.3(d).

          "Seller's Aggregate Asset Bases" has the meaning set forth in Section 11.1(c).

          "Shares" has the meaning set forth in the recitals hereof.

          "Settlement Auditor" has the meaning set forth in Section 2.4(f).

          "Special Bonus Program" means the special incentive plan described in the memorandum attached to Section 5.8(a) of the Company Disclosure Schedule.

          "Subsidiary" of a specified Person means a Person 50% or more of the outstanding voting stock or other ownership interests of which are owned, directly or indirectly, by such specified Person or one or more other Subsidiaries of such specified Person. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so far as no senior class of stock has such voting power by reason of any contingency. For purposes of this Agreement, each of Forth Financial Resources of Ohio, Inc., an Ohio corporation, Forth Financial Resources of Oklahoma Agency, Inc., an Oklahoma corporation, and
Forth Financial Resources of Texas, Inc., a Texas corporation, shall be deemed to be a Subsidiary of Forth.

          "Tax Claim" has the meaning set forth in Section 11.2(d).

          "Taxes" means all taxes, charges, fees, levies, or other similar assessments, including, without limitation, (i) income, gross receipts, ad valorem, premium, guarantee fund assessments, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States of America, any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest, dispute or refund thereof.

          "Tax Return" means any report, return, statement or other information required to be supplied to a taxing authority in connection with Taxes.

          "Tax Settlement Auditor" has the meaning set forth in Section 11.1(b)(z).

          "Tax Settlement Procedure" has the meaning set forth in Section 11.1(b)(z).

          "Tax Statement" has the meaning set forth in Section 11.2(e).

          "Transferred Employee" means any Affected Employee who is offered employment or remains employed by LOV, Forth, Newco or any of their respective Subsidiaries as of the Closing Date or such later date, in either case as otherwise provided in Section 7.8(a) hereof.

          "Value" has the meaning set forth in Section 7.14(a).

          "WARN" means the Worker Adjustment and Retraining Notification Act of 1988.

          (b) "Including" and other forms of such term, with respect to any matter or thing, shall be construed to mean "including but not limited to" such matter or thing.

           2.  Sale and Purchase of Shares.

          2.1 Sale of Shares. (a) At the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the LOV Shares, upon the terms and subject to the conditions set forth herein.

          (b) At the Closing, Parent agrees to sell to Buyer, and Buyer agrees to purchase from Parent, the Newco Shares and the Forth Shares, upon the terms and subject to the conditions set forth herein.

          2.2 Purchase Price and Payment for Shares. (a) The purchase price for the Shares shall be an amount equal to $960,000,000 plus, if the Closing occurs after March 31, 1996, simple interest thereon from and including April 1, 1996 to (but not including) the Closing Date at an annual interest rate equal to 6% (the "Closing Purchase Price") and subject to adjustment following the Closing in accordance with Sections 2.4 and 11.1(d) (as so adjusted, the "Final
Purchase Price").   The Closing Purchase Price shall be allocated among the
Shares as determined by mutual agreement of Parent, Seller and Buyer.

          (b) At the Closing, Buyer shall pay to Seller and Parent the Closing Purchase Price (as allocated in accordance with the mutual agreement referred to in Section 2.2(a)), in immediately available funds by wire transfer to such account or accounts of Parent and/or Seller as Parent shall have designated to Buyer, in the manner specified herein for the delivery of notices, not less than two Business Days prior to the Closing Date.

          2.3 Delivery of Shares. At the Closing, Parent and Seller shall deliver to Buyer certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers together with all necessary stock transfer stamps affixed thereto.

          2.4  Post-Closing Purchase Price Adjustment; Closing Balance Sheet.
(a) Upon the earlier to occur of (i) the parties' agreement (or deemed agreement pursuant to Section 2.4(e)) with respect to the calculation of the Final Purchase Price and (ii) the delivery of any report of the Settlement Auditor as provided in Section 2.4(g), the Closing Purchase Price shall be decreased by the Reduction Amount, if any, and shall be increased by the Increase Amount, if any, and shall be decreased by the product (the "Product") of (y) $80,000 and (z) the number of full months which have elapsed prior to the Closing Date in the calendar year in which the Closing Date occurs. Seller and/or Parent, as the parties shall then agree, shall pay, within five Business Days after the earlier to occur of the events described in clauses (i) and (ii) above, the amount of such Reduction Amount plus the Product to Buyer, plus simple interest thereon (exclusive of the Product) from and including April 1, 1996 to (but not including) the date of payment at an annual interest rate equal to 6%, by wire transfer of immediately available funds to such account or accounts of Buyer as Buyer specifies in writing to Seller in the manner specified herein for the delivery of notices. Buyer shall pay to Seller and/or Parent, as the parties shall then agree, within five Business Days after the earlier to occur of the events described in clauses (i) and (ii) above, the amount of such Increase Amount, by wire transfer of immediately available funds to such account or accounts of Parent and/or Seller as Parent specifies in writing to Buyer in the manner specified herein for the delivery of notices.
The allocation of any such payment to particular Shares shall be determined by mutual agreement of Parent, Seller and Buyer.

          (b) The Reduction Amount shall equal the amount, if any, by which $470,000,000 exceeds the Adjusted Closing SAP Capital. The Increase Amount shall equal the amount of all accruals for Taxes on the Closing SAP Balance Sheet, provided that such accrual for federal income taxes (but not for other Income Taxes or other Taxes) with respect to the period commencing July 1, 1995 and ending on the Closing Date shall be calculated in accordance with the Aon Corporation and Subsidiaries Tax Sharing Agreement effective January 1, 1994.

          (c) Within 30 Business Days after the Closing Date, Seller and Parent shall prepare and deliver to Ernst & Young LLP for audit the Adjusted Closing SAP Balance Sheet. Buyer shall, and shall cause each Company and its Subsidiaries and Buyer's and their officers and employees to, afford to Seller and Parent and their officers, employees and agents reasonable access at reasonable times to the officers, employees, properties, books and records of each Company and its Subsidiaries and shall furnish to Seller and Parent all financial and other data and information relating to each Company and its Subsidiaries as Seller or Parent may reasonably request in connection with Seller's preparation of the Adjusted Closing SAP Balance Sheet. As promptly as practicable following such delivery (and, in any event, within 40 Business
Days), Seller and Parent shall cause (at its expense) Ernst & Young LLP to complete an audit of the Adjusted Closing SAP Balance Sheet. Buyer shall, and shall cause each Company and its Subsidiaries and Buyer's and their officers and employees to, cooperate with Ernst & Young LLP in connection with such audit.
As promptly as practicable after such audit is completed, Seller and Parent shall deliver to Buyer (i) the audited Adjusted Closing SAP Balance Sheet together with the report thereon of Ernst & Young LLP to the effect that such audit was conducted in accordance with generally accepted auditing standards and that such firm believes that such audit provides a reasonable basis for such firm's opinion thereon and that the Adjusted Closing SAP Balance Sheet presents fairly in all material respects the statutory financial condition of

LOV and its consolidated subsidiaries (assuming Forth and its Subsidiaries to be such consolidated subsidiaries) as of the Closing Date in conformity with this Agreement, and (ii) a statement signed by the Seller and Parent setting forth the calculation of the Reduction Amount and/or the Increase Amount, as the case may be (collectively, the "Closing Adjustment Calculations"), in each case in sufficient detail to permit Buyer to verify such calculation.

          (d) As promptly as practicable after the conduct of the audits required pursuant to Section 2.4(c), Seller and Parent shall cause Ernst & Young LLP (subject to the execution by Buyer and delivery to Ernst & Young LLP of an appropriate agreement for the review and release of such documents) to (i) provide to Buyer's independent auditors such work papers and other documents of Ernst & Young LLP relating to such audits as Buyer's independent auditors may reasonably request and (ii) cooperate with, and be reasonably available to, Buyer's independent auditors to provide such other information reasonably requested by Buyer's independent auditors concerning such audits and the accounting and auditing issues that arise from or relate to such audits. Buyer shall pay the fees and expenses of its independent auditors.

          (e) Within 30 Business Days after Buyer's receipt of the audited Adjusted Closing SAP Balance Sheet (together with the Closing Adjustment Calculations of Seller and Parent), Buyer shall provide Seller and Parent with written notice indicating whether Buyer agrees or disagrees with such calculations, and, if Buyer disagrees with such calculations of Seller and Parent, setting forth Buyer's calculation of the Closing Adjustment Calculations. If Buyer agrees with such calculations, or if Buyer fails to deliver to Seller such written notice within such 30 Business Day period, such SAP Balance Sheet and such calculations shall be deemed final. To the extent Buyer, on the one hand, and Seller and Parent, on the other hand, are in agreement as to calculation of the Closing Adjustment Calculations, the parties agree to make the corresponding payment contemplated in Section 2.4(a).

          (f) Within ten Business Days after Seller's timely receipt by Seller and Parent of any notice of disagreement with the calculation of the Closing Adjustment Calculations, Buyer, Seller and Parent shall begin, and shall cause their independent auditors to participate in, good faith negotiations to resolve such disagreement. If such parties and their independent auditors are unable to resolve such disagreement within ten Business Days after such negotiations begin, such disagreement shall be submitted to the national office of Coopers & Lybrand (which may not assign the matter to its Chicago, Illinois or Stamford, Connecticut office), or, if such firm is unavailable, another independent nationally recognized auditing firm selected by the parties (the "Settlement Auditor") for resolution in a manner consistent with the provisions of this Agreement. The parties shall, and shall cause their independent auditors to, cooperate with the Settlement Auditor and shall proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 40 Business Days after such disagreement is submitted to the Settlement Auditor. The fees and expenses of the Settlement Auditor

(i) shall be paid by Seller if the Buyer's calculation of the Closing Adjustment Calculations is closer to the Settlement Auditor's calculation of the Closing Adjustment Calculations than the Seller's calculation of the Closing Adjustment Calculations, (ii) shall be paid by Buyer if the Seller's and Parent's calculation of the Closing Adjustment Calculations is closer to the Settlement Auditor's calculation of the Closing Adjustment Calculations than the Buyer's calculation of the Closing Adjustment Calculations and (iii) shall be paid one-half by Seller and one-half by Buyer if neither the Seller's and Parent's calculation of the Closing Adjustment Calculations nor the Buyer's calculation of the Closing Adjustment Calculations is closer to the Settlement Auditor's calculation of the Closing Adjustment Calculations than the other.

          (g)  The Settlement Auditor, in its sole discretion, shall determine
(i) the nature and extent of the participation by Buyer, Seller and their respective independent auditors in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that Buyer, Seller and Parent may submit to the Settlement Auditor for consideration in connection with such resolution and (iii) the personnel of the Settlement Auditor who shall review such information and resolve such disagreement; provided, however, that the Settlement Auditor shall permit Buyer to submit any information relating to any audit by Buyer or its auditors of the Adjusted Closing SAP Balance Sheet or the calculation of the Closing Adjustment Calculations prepared by Buyer in connection with the Settlement Auditor's resolution of any such disagreement. The Settlement Auditor's resolution of any such disagreement shall be reflected in a written report which shall be delivered promptly to, and shall be final and binding upon, the parties and the Closing Purchase Price shall be adjusted accordingly to reflect any such resolution and, as adjusted, shall be deemed to be the Final Purchase Price and any adjustment thereto will be paid in accordance with Section 2.4(a).

          3. Closing; Closing Date. The Closing shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022, at 10:00 a.m., on the fifth Business Day following the day on which the last of the conditions to Closing set forth in Sections 8 and 9 shall have been satisfied, or at such other place and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date."

          4. Representations and Warranties of Parent and Seller. Parent and Seller each represents and warrants to Buyer as follows:

          4.1 Existence and Power. (a) Each of Parent, Seller, the Companies and their Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent, Seller and the Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) Each Company has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted by it. Each Company is duly qualified or otherwise authorized or admitted as a foreign corporation to transact business and is in good standing as a foreign corporation in each jurisdiction set forth in Section 4.1(b) of the Seller Disclosure Schedule, which are the only jurisdictions in which such qualification, authorization or admission is required by law, except for any jurisdictions in which the failure to be so qualified, authorized or admitted could not reasonably be expected to have a Material Adverse Effect.

          4.2 Authority; Execution and Delivery. The execution and delivery by each of Parent, Seller and the Companies of this Agreement, the performance by each of Parent, Seller and the Companies of its obligations hereunder and the consummation by each of Parent, Seller and the Companies of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent, Seller and the Companies, respectively. This Agreement has been duly executed and delivered by each of Parent, Seller and the Companies and constitutes the legal, valid and binding obligation of Parent, Seller and the Companies, enforceable against Parent, Seller and the Companies in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3 Consents and Approvals. The execution and delivery by each of Parent, Seller and the Companies of this Agreement, the performance by each of Parent, Seller and the Companies of its obligations hereunder and the consummation by each of Parent, Seller and the Companies of the transactions contemplated hereby do not and will not require Parent, Seller or the Companies or any other Subsidiary of Parent (other than the Subsidiaries of the Companies) to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person except (i) as set forth in Section 4.3 of the Seller Disclosure Schedule, (ii) such as have been duly obtained and are in full force and effect on the date hereof and will continue to be in full force and effect on the Closing Date and (iii) those which, if not obtained, made or given, could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or any Company and its Subsidiaries.

          4.4 No Conflict. (a) The execution and delivery by each of Parent and Seller of this Agreement, the performance by each of Parent and Seller of its obligations hereunder and the consummation by each of Parent and Seller of the transactions contemplated hereby in accordance with the terms and conditions hereof will not violate any provision of the articles or certificate of incorporation or by-laws or other charter or organizational documents of Parent or Seller.

          (b) Except as set forth in Section 4.4(b) of the Seller Disclosure Schedule, the execution and delivery by each of Parent and Seller of this Agreement, the performance by Parent and Seller of their obligations hereunder and the consummation by Parent and Seller of the transactions contemplated hereby in accordance with the terms and conditions hereof will not (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any Contract or Other Agreement to which Parent or Seller or any other Subsidiary of Parent (other than the Companies and the Subsidiaries of the Companies) is a party or by or to which Parent or Seller or any other Subsidiary of Parent (other than the Companies and the Subsidiaries of the Companies) or any of their respective assets or properties may be bound or subject, or (ii) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Parent or Seller or any other Subsidiary of Parent (other than the Companies and the Subsidiaries of the Companies) or any of their respective assets or properties, except, in the case of clause (i) for such violations, conflicts, breaches, modifications, rights, defaults and impairments that could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or the Companies and their Subsidiaries.

          4.5 Capital Stock; Title. Section 4.5 of the Seller Disclosure Schedule accurately sets forth the name and jurisdiction of incorporation of each Subsidiary of each Company and the authorized capital stock of each Company and its Subsidiaries and the number of shares of each class of capital stock of each Company and each of such Subsidiaries that are issued and outstanding. The Shares and all of the issued and outstanding shares of capital stock of the Subsidiaries of each Company are duly authorized, validly issued, fully paid and non-assessable and are owned beneficially and of record as set forth in Section
4.5 of the Seller Disclosure Schedule, free and clear of any Lien or Other Encumbrance, except as provided in such Schedule or in the next sentence. Upon delivery of the payment for the Shares as herein provided, Buyer will acquire good title thereto, free and clear of any Lien or Other Encumbrance (other than (i) Liens or Other Encumbrances created by Buyer and (ii) the requirements of the Federal and state securities laws and state insurance laws respecting limitations on the subsequent transfer thereof), and will own all of the issued and outstanding shares of capital stock of each Company.

          4.6 Options or Other Rights. Except for and as provided in this Agreement and except as set forth in Section 4.6 of the Seller Disclosure Schedule, (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Parent, Seller, any Company or any other Affiliate of Parent, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of any Company or any of its Subsidiaries (or any interest therein), (ii) there is no outstanding security of any kind that has been issued by Parent, Seller, any Company or any other Affiliate of Parent and that is convertible into or exchangeable for the capital stock of any Company or any of its Subsidiaries (or any interest therein) and (iii) there is no outstanding Contract or Other Agreement of or binding upon Parent, Seller, any Company or any other Affiliate of Parent (y) to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of any Company or to participate in the equity, income, or election of directors or officers of any Company or any Subsidiary of a Company or (z) that permits any Person to participate in the equity, income or election of directors of any Company or any Subsidiary of a Company.

          4.7 Charter Documents and By-laws. Seller has heretofore made available to Buyer true and complete copies of the articles or certificate of incorporation and by-laws of each Company and each of its Subsidiaries, in each case as in effect on the date hereof.

          4.8 Minute Books. The minute books of each Company accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders of such Company since December 31, 1990 and all formal actions taken at all meetings and all consents in lieu of meetings of the Board of Directors of such Company and all committees thereof since December 31, 1990. All of such minute books have previously been made available for inspection by Buyer.

          4.9 GAAP and SAP Statements. (a) Seller has made available to Buyer true and complete copies of the consolidating balance sheets, with appropriate eliminations, of LOV and its consolidated subsidiaries (assuming that Forth and its Subsidiaries are consolidated subsidiaries of LOV) as of December 31, 1994 and 1993, June 30, 1995 and September 30, 1995, and the related statements of income for the periods then ended, prepared in each case on a pro-forma basis after giving effect to the transactions and other actions contemplated by Exhibit A hereto as of such date or the beginning of such period, as the case may be. Such balance sheets and income statements present fairly in all material respects the financial position and the results of operations and shareholders' equity of LOV and its consolidated subsidiaries as of each such date and for each such period in conformity with GAAP, except that footnotes are not included in such financial statements.

          (b) Seller has made available to Buyer true and complete copies of the statutory balance sheets of LOV as of December 31, 1994 and 1993 and June 30, 1995 and the related statements of statutory income for the periods then ended prepared in each case on a pro-forma basis after giving effect to the transactions and other actions contemplated by Exhibit A hereto as of such date or the beginning of such period, as the case may be. Such balance sheets and income statements present fairly in all material respects the statutory financial position and statutory results of operations of LOV as of each such date and for each such period in conformity with SAP, except that footnotes are not included in such financial statements.

          (c) Seller has made available to Buyer true and complete copies of Annual SAP Statements of LOV and FFRL Re for the years ended December 31, 1994, 1993 and 1992 and Quarterly SAP Statements of LOV and FFRL Re for the three months ended June 30, 1995 and September 30, 1995, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith, as filed with the appropriate Insurance Department. Except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, each of such Annual and Quarterly SAP Statements presents fairly in all material respects the statutory financial condition of LOV or FFRL Re as of the end of each such period and the statutory results of its operations and changes in capital and surplus for each of the periods then ended and were prepared in conformity with SAP. Except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, each of such Annual and Quarterly SAP Statements was properly prepared in every material respect when filed and there were no material omissions therefrom. In addition, except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, the schedules included in such Annual and Quarterly SAP Statements, when considered in relation to the basic statutory financial statements, present fairly in all material respects the information shown therein.

          4.10 Taxes. For purposes of this Section 4.10, any reference to a Company or a Subsidiary of a Company shall include any corporation which merged or was liquidated with and into such Company or a Subsidiary of such Company. Except as disclosed in Section 4.10 of the Seller Disclosure Schedule:

          (a) All Income Tax Returns and all material other Tax Returns required to be filed by or with respect to each of the Companies and their Subsidiaries on or before the date hereof have been timely filed (and in the case of such Tax Returns required to be filed after the date hereof and on or prior to the Closing Date, will be so filed) and all such Tax Returns are (and will be) true and complete in all material respects. Each Company and its Subsidiaries has timely paid (or there has been paid on their behalf) all material Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for taxable years or periods ending prior to the date hereof (and in the case of payments required to be made after the date hereof and on or prior to the Closing Date, will so pay), other than non-Income Taxes which are being contested in good faith. With respect to any period for which federal and state Income Tax Returns have not been filed, or for which such Taxes are not yet due and owing, each Company or its Subsidiaries, as the case may be, has made sufficient accruals for such Taxes in the financial statements referred to in Sections 4.9(b) and (c). Neither any Company nor any Subsidiary of a Company files any material Tax Returns in any jurisdiction other than those set forth in Section 4.10 of the Seller Disclosure Schedule. Each Company and its Subsidiaries has made (or there has been made on their behalf) all required estimated Tax payments sufficient to avoid material underpayment penalties.

          (b) No audit or other proceeding by any court, Governmental or Regulatory Authority, or similar Person is pending, or, to the Knowledge of Parent, Seller or any Company, threatened, with respect to any Income Tax or material other Tax due from or with respect to any Company or any Subsidiary of a Company or any such Tax Return filed by or with respect to any Company or any of its Subsidiaries. No assessment of Income Taxes or material other Taxes has been proposed in writing against any Company or any Subsidiary of a Company or any of their respective assets or properties.

          (c) The statute of limitations with respect to the assessment of a deficiency relating to Income Taxes of each Company and its Subsidiaries and of each affiliated group (within the meaning of the Code) of which such Company or any Subsidiary of a Company is or has been a member for all periods ending on or before December 31, 1985 has expired. No issue relating to any Company or any of its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent period, including periods subsequent to the Closing Date. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Income Taxes or material other Taxes due from or with respect to any Company or any Subsidiary of a Company for any taxable period, and no power of attorney granted by or with respect to any Company or any of its Subsidiaries relating to Taxes is currently in force. With respect to Taxes for taxable years or periods ending after December 31, 1985, no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to any Company or any Subsidiary of a Company.

          (d) Seller has previously delivered to Buyer true and complete copies of each of (i) any audit reports issued within the last three years relating to the United States federal, state, local or foreign Taxes due from or with respect to each
Company and its Subsidiaries and (ii) the United States federal Income Tax Return, and those state, local and foreign Income Tax Returns showing Taxes due in excess of $10,000 for each of the last three taxable years, filed by each Company and its Subsidiaries or (insofar as such returns relate to such Company or any such Subsidiary) filed by any affiliated, consolidated, combined or unitary group of which such Company or any of its Subsidiaries was then a member.

          (e) There are no Liens or Other Encumbrances with respect to Taxes upon any of the assets or properties of any Company or any Subsidiary of a Company, other than with respect to Taxes not yet due and payable.

          (f) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any Company or any Subsidiary of a Company or any of their respective assets or properties. None of the assets or properties of any Company or any of its Subsidiaries is an asset or property that is or will be required to be treated as being (i) owned by any Person (other than a Company or its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

          (g) Each Company and its Subsidiaries are in substantial compliance with all applicable laws or regulations relating to the payment or withholding of Taxes. Each Company and its Subsidiaries is in substantial compliance with its obligation to withhold from employee salaries, wages and other compensation and pay over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

          (h) Effective as of the Closing, neither any Company nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement among such Company or any Subsidiary of a Company and Parent and its Affiliates (other than any Company or any Subsidiary of a Company).

          (i) There is no contract or agreement, plan or arrangement by the Company or any Subsidiary of a Company covering any Person that, individually or collectively, could give rise to a payment after the Closing of any amount that would not be deductible by any Company or any of its Subsidiaries by reason of
Section 280G of the Code.

          (j) Neither Parent nor Seller is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

          (k) All life insurance contracts issued by LOV and FFRL Re that are subject to Section 7702 of the Code qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code. All contracts issued by LOV and FFRL Re that are subject to Section 817 of the Code have met the diversification requirements applicable thereto since the issuance of the contract. All annuity contracts issued by LOV or FFRL Re that are subject to Section 72(s) of the Code contain all of the necessary provisions of Section 72(s) of the Code.

          (l) Neither any Company nor any Subsidiary of a Company has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of such Company or such Subsidiary, and there is no application pending with any taxing authority requesting permission for, nor has the Internal Revenue Service proposed any changes, in any accounting method of any Company or any Subsidiary of a Company. Neither LOV nor FFRL Re is subject to any adjustment under
Section 807(f) or Section 807(e)(7)(B) of the Code which would have a material effect on Buyer.

          (m) The insurance reserves and the unearned premiums with respect to LOV and FFRL Re set forth in all federal Income Tax Returns of such Company were determined in all material respects in accordance with Section 807 of the Code.

          (n) The unpaid losses with respect to each Company set forth in all federal Income Tax Returns of such Company were based upon reasonable estimates and were discounted in all material respects in accordance with Section 846 of the Code.

          (o) LOV is and for all taxable periods since April 30, 1986 has been taxable as a life insurance company for purposes of Section 816 of the Code.

          (p) Except to the extent that the tax treatment of any Insurance Contract issued by LOV or FFRL Re is not materially less favorable than the tax treatment of substantially similar products offered by other companies, the tax treatment under the Code of Insurance Contracts is and at all times has been not materially less favorable to the purchaser thereof than the tax treatment under the Code which the Company represented could be obtained at the time of its purchase.

          (q) Notwithstanding anything to the contrary in Section 4.10 of the Seller Disclosure Schedule, the balances of the policyholders surplus accounts (as defined in Section 815 of the Code) of LOV and FFRL Re as of December 31, 1994 are zero (0) and zero (0), respectively.

Any indemnification with respect to breaches of the representations, warranties and covenants of this Section 4.10 which also give rise to indemnification pursuant to Section 11.2 shall not provide a duplicative benefit to Buyer.

          4.11 Litigation. There is no Litigation pending to which Parent or Seller or any other Subsidiary of Parent (other than any Company or any Subsidiary of a Company) is a party or by which any of such Persons or their respective assets or properties are or may be bound by or before any Federal, state, municipal, foreign or other court or Governmental or Regulatory Body, or any private tribunal, or, to the Knowledge of Parent, Seller or any Company, threatened against Parent or Seller or any other Subsidiary of Parent (other than any Company or any Subsidiary of a Company) that, in each case, (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a Material Adverse Effect. Neither Seller nor any of its Affiliates (other than any Company or any Subsidiary of a Company) is bound by or subject to any existing order, judgement, injunction award or decree, that, in each case, (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or
(ii) could reasonably be expected to have a Material Adverse Effect.

          4.12 Broker Dealer Financial Statements. The Seller has previously made available to Buyer true and complete copies of the FOCUS Reports of Forth Financial Securities Corporation for each of the years ended December 31, 1993 and 1994 and the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, as filed with the Securities and Exchange Commission. Each financial statement included in such FOCUS Reports (and the notes relating thereto) was prepared in all material respects in accordance with the regulations promulgated by the Securities and Exchange Commission.

          4.13 Insurance. Section 4.13 of the Seller Disclosure Schedule contains a true, complete and correct list as of the date of this Agreement of all policies of insurance and fidelity bonds, other than those constituting an Employee Benefit Program, issued to each Company or any of its Subsidiaries showing the insurers, limits, type of coverage, annual premium, deductibles and expiration dates. All such policies and bonds are in full force and effect as of the date of this Agreement. Neither such Company nor any such Subsidiary is in default with respect to any such policy or bond. All such policies and bonds will be in effect through the Closing Date or will be replaced by the Parent or any of its Affiliates on or prior to the Closing Date by policies or bonds, as the case may be, with substantially similar coverage to the extent available on commercially reasonable terms except for failures to replace or differences in coverage which could not reasonably be expected to have a Material Adverse Effect.

          4.14 Employee Benefits. (a) Section 4.14(a) of the Seller Disclosure Schedule lists each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is maintained or otherwise contributed to by the Parent, Seller, any Company or any Subsidiary of a Company for the benefit of the Affected Employees (including, without limitation, pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability and severance pay plans) (collectively, "Company Plans") and all other material employee benefit plans and arrangements, payroll practices, agreements, programs, policies or other arrangements, not subject to ERISA, that are maintained or otherwise contributed to by the Parent, Seller, any Company or any Subsidiary of a Company for the benefit of the Affected Employees and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (collectively, "Benefit Arrangements" and, together with the Company Plans, collectively referred to as "Employee Benefit Programs"). All Employee Benefit Programs so listed are sponsored by Parent.

          (b) With respect to each Company Plan, Seller has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including all existing amendments thereto that shall become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; and (ii) any summary plan description.

          (c) Except as set forth in Section 4.14(c) of the Seller Disclosure Schedule, (i) each Employee Benefit Program has been established and administered in substantial compliance with the applicable provisions of ERISA, the Code and the terms of all documents relating to such programs; (ii) each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) as of the date of this Agreement no "reportable event" (as such term is used in Section 4043 of ERISA, but other than any event for which notice to the Pension Benefit Guaranty Corporation has been waived), "prohibited transaction" (as such term is used in Section 4975 of the Code or Section 406 of ERISA) or "accumulated funding deficiency" (as such term is used in Section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan where such occurrence has a reasonable probability of resulting in a termination of a Company Plan subject to Title IV of ERISA; and (iv) there are no pending or, to the Knowledge of Parent, Seller, the Companies or any of their Subsidiaries material threatened actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Programs, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Programs with respect to the operation of such plans (other than routine benefit claims).

          (d) Neither Parent, Seller, any Company nor any of their Subsidiaries maintains or contributes to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) and neither Parent, Seller, any Company nor any of their Subsidiaries has incurred any material liability that remains unsatisfied with respect to any such plans or has incurred any material liability which remains unsatisfied under Sections 4062, 4063, 4064, 4069 or 4201 of ERISA.

          (e) Any individual who performs services for any Company or any Subsidiary (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by Parent, Seller, the Companies or any of their Subsidiaries is not an employee for such purposes.

          4.15 Brokers. Other than Lazard Freres & Co. LLC and Morgan Stanley & Co. Incorporated, no broker or finder has acted directly or indirectly for Parent or Seller nor has Parent, Seller or the Companies or any Subsidiary of the Companies incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement. The fees and expenses of Lazard Freres & Co. LLC and Morgan Stanley & Co. Incorporated in connection with the transactions contemplated by this Agreement shall be borne by Parent.

           5. Representations and Warranties of the Companies. Each Company represents and warrants to Buyer as follows:

          5.1 Corporate Authority. Each of the Subsidiaries of such Company has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted by it. Each of the Subsidiaries of such Company is duly qualified or otherwise authorized or admitted as a foreign corporation to transact business and is in good standing as a foreign corporation in each jurisdiction set forth in Section 5.1 of the Company Disclosure Schedule, which are the only jurisdictions in which such qualification, authorization or admission is required by law, except for any jurisdictions in which the failure to be so qualified, authorized or admitted could not reasonably be expected to have a Material Adverse Effect.

          5.2 Consents and Approvals. The performance by such Company of its obligations under this Agreement and the consummation by such Company of the transactions contemplated hereby do not and will not require any of the Subsidiaries of such Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person except (i) as set forth in Section 5.2 of the Company Disclosure Schedule, (ii) such as have been duly obtained and are in full force and effect on the date hereof and will continue to be in full force and effect on the Closing Date and (iii) those which, if not obtained, made or given, could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or such Company and its Subsidiaries.

          5.3 No Conflict. The execution and delivery by each of Parent, Seller and such Company of, and the performance by each of Parent, Seller and such Company of its obligations under, this Agreement and the consummation by it of the transactions contemplated hereby in accordance with the terms and conditions hereof will not, except as set forth in Section 5.3 of the Company Disclosure Schedule, (i) violate any provision of the articles or certificate of incorporation or by-laws of such Company or any of its Subsidiaries, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any Contract or Other Agreement to which such Company or any of the Subsidiaries of such Company is a party or by or to which such Company or any of such Subsidiaries or any of their respective assets or properties may be bound or subject, (iii) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to such Company or any of the Subsidiaries of such Company or any of their respective assets or properties or (iv) result in the breach of any of the terms or conditions of, constitute (with or without notice or lapse of time or both) a default under, or otherwise cause an impairment of, any Permit (other than Insurance Licenses), or
(v) result in the breach of any of the terms or conditions of, constitute (with or without notice or lapse of time or both) a default under, or otherwise cause an impairment of any Insurance License, except, in the case of each of clauses
(ii) and (iv), for such violations, conflicts, breaches, modifications, rights, defaults and impairments that could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or such Company and its Subsidiaries.

          5.4 Minute Books. The minute books of each of the Subsidiaries of such Company accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of stockholders of such Subsidiaries since December 31, 1990 and all formal actions taken at all meetings and all consents in lieu of meetings of the Board of Directors of each of such Subsidiaries and all committees thereof since December 31, 1990. All of such minute books have previously been made available for inspection by Buyer.

          5.5 Compliance With Laws. Such Company and its Subsidiaries are in compliance with all Federal, state, local or foreign laws, ordinances or regulations and other requirements (including any writ, judgment, decree, injunction, or similar order applicable to any of such Persons or the business or assets of such Persons) of any Governmental or Regulatory Body, court or arbitrator applicable to their businesses, the violation of which could reasonably be expected to have a Material Adverse Effect.

          5.6 Insurance Licenses. (a) Section 5.6(a) of the Company Disclosure Schedule lists all of the jurisdictions in which such Company and its Subsidiaries hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits, or authorizations to transact insurance or reinsurance business (collectively, the "Insurance Licenses"). All such Insurance Licenses are valid, binding, and in full force and effect. Each of LOV and FFRL Re is duly licensed in all jurisdictions in which it writes the lines of insurance offered by it. No Insurance License is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the Knowledge of the Parent, Seller or such Company, there is no pending threat of such suspension or revocation by any licensing authority.

          (b) LOV and FFRL Re have heretofore made available to Buyer true and complete copies of the reports reflecting the results of the most recent financial examination and market conduct examination of LOV or FFRL Re issued by any Insurance Department. Except as disclosed in Section 5.6(b) of the Company Disclosure Schedule, all material deficiencies or violations in such reports have been resolved.

          5.7 Litigation. Except as set forth in Section 5.7 of the Company Disclosure Schedule, (x) there is no Litigation (other than policyholder claims submitted to such Company or any of its Subsidiaries for payment in the ordinary course of business of such Company and its Subsidiaries) pending to which such Company or any of its Subsidiaries is a party or by which any of such Subsidiaries or their respective assets or properties are or may be bound by or before any Federal, state, municipal, foreign or other court or Governmental or Regulatory Body, or any private tribunal, or, to the Knowledge of Parent, Seller or such Company, threatened against such Company or such Subsidiaries, in each case that (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a Material Adverse Effect and (y) neither such Company nor any of its Subsidiaries is bound by or subject to any existing order, judgment, injunction, award or decree, in each case that (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a Material Adverse Effect. Neither such Company nor any of its Subsidiaries nor, to the Knowledge of Parent, Seller or such Company, any officer, director or employee of such Company or any of its Subsidiaries has been permanently or temporarily enjoined or barred by any order, judgment or decree of any court or other tribunal or any Governmental or Regulatory Body from engaging in or continuing any conduct or practice in connection with the business conducted by such Company or any of its Subsidiaries.

          5.8 Contracts and Other Agreements. (a) Section 5.8(a) of the Company Disclosure Schedule lists all Contracts and Other Agreements to which such Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound as of the date of this Agreement that involve or reasonably could be expected to involve, in any instance, an obligation or commitment on the part of such Company or any of its Subsidiaries in an amount greater than $250,000 (other than Company Plans set forth in Section 4.14(a) of the Seller Disclosure Schedule, leases set forth in Section 5.9(b) of the Company Disclosure Schedule, agreements described in Section 5.13, Insurance Contracts and Investment Contracts), as well as the following:

       (i) all written or, to the Knowledge of Parent, Seller or such Company, oral employment, agency, consultation, or representation contracts or other contracts of any type (including, without limitation, loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative of such Company or any Subsidiary of such Company (or former officer, director, employee, agent, consultant or similar representative of such Company or any Subsidiary of such Company if there exists any present or future liability with respect to such contract), other than contracts (i) with such Persons who do not receive compensation of $75,000 or more per year, or (ii) with insurance agents that are terminable without premium or penalty upon notice of 180 days or less or, by their terms, do not provide for exclusivity (including, without limitation, by territory, product, or distribution);

          (ii) all written or, to the Knowledge of Parent, Seller or such Company, oral contracts with insurance agents or brokers that both (A) relate to the sale or distribution of insurance policies or annuity contracts issued, reinsured, or underwritten by LOV or FFRL Re, and (B) by their terms, provide for exclusivity (including, without limitation, by territory, product, or distribution); provided, however, excluded from this clause (ii) shall be any contract terminable by any Company or any Subsidiary of a Company without premium or penalty upon notice of 180 days or less;

          (iii) all contracts with any Person containing any stipulation, provision, or covenant limiting, in any material respect, the ability of such Company or any Subsidiary of such Company to (i) sell any products or services of any other Person, (ii) transact business or engage in any line of business, or (iii) compete with or obtain products or services from any Person;

          (iv) all contracts relating to the borrowing of money by such Company or any Subsidiary of such Company, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by such Company or any Subsidiary of such Company of any liability;

          (v) all contracts pursuant to which such Company or any Subsidiary of such Company has agreed to indemnify or hold harmless any Person (other than indemnifications in the ordinary course of business and consistent with past practice);

          (vi) all contracts or arrangements (including, without limitation, those relating to allocations of expenses, taxes, personnel, services, or facilities) between or among such Company or any Subsidiary of such Company and Seller, Parent or any Affiliate of Seller or Parent (other than such Company and its Subsidiaries); and

          (vii) all reinsurance, coinsurance, or other similar contracts pursuant to which LOV or FFRL Re receives or has received surplus relief.

Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, none of Parent, Seller, such Company or any of its Subsidiaries or, to the Knowledge of Parent, Seller or such Company, any other party to any such Contract or Other Agreement is in violation or breach of or default under any such Contract or Other Agreement (or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract or Other Agreement), which violation, breach or default has had or could reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Section 5.8(b) of the Company Disclosure Schedule, there have been made available to Buyer true and complete copies of all of the Contracts and Other Agreements set forth in Section 5.8(a) of the Company Disclosure Schedule or in any other Section of the Company Disclosure Schedule.

          5.9 Real Estate. (a) Except as set forth in Section 5.9(a) of the Company Disclosure Schedule, neither such Company nor any of its Subsidiaries owns any real property. Except as set forth in Section 5.9(a) of the Company Disclosure Schedule, such Company or a Subsidiary of such Company has good and marketable fee simple title to all real property owned by the Company or any of its Subsidiaries, free and clear of all Liens or Other Encumbrances, other than Permitted Liens.

          (b) Section 5.9(b) of the Company Disclosure Schedule lists all real property leased or subleased to such Company or any of its Subsidiaries. Seller has made available to Buyer correct and complete copies of each such lease or sublease as amended to the date of this Agreement. Each such lease or sublease is in full force and effect and neither such Company nor any of its Subsidiaries is in default thereunder or has received any notice of any default thereunder of any other party thereto, except in each case where any such unenforceability, ineffectiveness or default would not have a Material Adverse Effect.

          5.10 Personal Property; Intellectual Property. (a) Except as set forth in Section 5.10(a) of the Company Disclosure Schedule, such Company and its Subsidiaries have good and valid title to (free and clear of all Liens or Other Encumbrances, other than Permitted Liens), or a valid leasehold interest in, the tangible personal property they use in the conduct of their businesses, except where the failure thereof would not have a Material Adverse Effect.

          (b) Section 5.10(b) of the Company Disclosure Schedule contains a true and complete list and description of all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are material to the conduct of the business, operations, or affairs of such Company or its Subsidiaries. Except as set forth in Section 5.10(b) of the Company Disclosure Schedule, such Company or its Subsidiaries have, and after the Closing will have, the right to use, free and clear of any Liens or Other Encumbrances, such intellectual property and all computer software, programs, and similar systems owned by or licensed to such Company or its Subsidiaries and material to the conduct of the business, operations, or affairs of such Company or its Subsidiaries. To the Knowledge of Parent, Seller or such Company, neither such Company nor any Subsidiary of such Company is in conflict with or in violation or infringement of, nor has Seller, Parent, such Company, or any Subsidiary of such Company received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any such intellectual property or computer software, programs, or similar systems.

          5.11  Operations of the Companies.  (a) Except as set forth in
Section 5.11 of the Company Disclosure Schedule, since December 31, 1994, there has not been, occurred or arisen any change in the business, financial condition or results of operations of such Company or its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect, other than changes after the date hereof resulting from a change in general economic conditions or matters affecting the life or health insurance industry generally, and neither such Company nor any of its Subsidiaries has:

          (i) sold, assigned, transferred, mortgaged, pledged, leased, granted or permitted to exist any Lien or Other Encumbrance, or otherwise disposed of any assets which are material to the business of such Company and its Subsidiaries, taken as a whole, as presently conducted, other than in the ordinary course of business;

          (ii) increased the rates of compensation (including bonuses) payable or to become payable to any officer, employee, agent, broker, independent contractor or consultant of such Company or any of its Subsidiaries, other than increases made in the ordinary course of business and other than the Special Bonus Program;

          (iii) entered into any new, or amended any existing, employment contracts, severance agreements or consulting contracts or instituted, or agreed to institute, any material increase in benefits with respect to any Company Plans, or altered its employment practices or the terms and conditions of employment other than, in each case, in the ordinary course of business or as required by applicable law;

          (iv) incurred any material obligation, liability or indebtedness except in the ordinary course of business, incurred any extraordinary losses, or disposed of, canceled, waived or permitted to lapse any rights of material value;

          (v) changed in any material respect its Tax or accounting methods, principles or practices (including, without limitation, any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves) other than as required by a change in GAAP, SAP or other applicable law;

          (vi)  conducted its business otherwise than in the ordinary course;

          (vii) entered into or amended or terminated any transaction or contract that could reasonably be expected to have a Material Adverse Effect;

          (viii) split, combined, redeemed, repurchased or reclassified the capital stock of such Company or declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of such Company (other than the declaration of a $40,000,000 dividend by LOV which will be paid after the date hereof);

          (ix) issued or sold (or agreed to issue or sell) any note, debenture, stock, or other security or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant, any such options;

          (x) amended the articles or certificate of incorporation or by-laws or other charter or organizational documents of such Company or any of its Subsidiaries;

          (xi) incurred any damage, destruction, or loss (whether or not covered by insurance) affecting any of the assets of such Company or any Subsidiary of such Company (other than claims under any Insurance Contracts) which damage, destruction, or loss, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

          (xii) suffered any work stoppage, strike, or union organizational campaign (in process or threatened) at or affecting such Company or any Subsidiary of such Company that has or could reasonably be expected to have a Material Adverse Effect;

          (xiii) terminated, amended, or executed any material reinsurance, coinsurance, or other similar contract, as ceding or assuming insurer;

          (xiv) incurred any expenditure or commitment for additions to property, plant, or equipment of such Company or any Subsidiary of such Company, which expenditure or commitment exceeds $150,000 individually or $1,000,000 in the aggregate; or

          (xv) entered into any Contract or Other Agreement to do any of the foregoing.

          (b) The investments of LOV and FFRL Re reflected in the Annual SAP Statements of LOV and FFRL Re described in Section 4.9(c) and the Exhibit C Assets comply with all applicable requirements of law of their respective states of domicile, except where the failure to do so would not have a Material Adverse Effect.

          (c) Invested assets, including marketable securities, private placements, mortgages, real estate and short-term investments, reflected on the Annual SAP

Statements of LOV and FFRL Re described in Section 4.9(c) are valued on such Statements at cost, amortized cost or market value, as required by applicable law.

          (d) Each of such Company and its Subsidiaries has, and on the Closing Date will have, good and valid title to the bonds, stocks, mortgage loans and other investments purported to be owned by it and reflected in the financial statements of such Company or any of its Subsidiaries, in each case free and clear of any Lien or Other Encumbrance.

          (e) No outstanding insurance contract issued by LOV or FFRL Re entitles any policyholder thereunder to receive dividends, distributions or other benefits based on the revenues or earnings of LOV or FFRL Re.

          (f) All reserves with respect to insurance and annuities as established or reflected, and all other provisions made for policy and contract claims and, with respect to the Annual SAP Statements for the years ended December 31, 1994, 1993 and 1992, IMR and AVR in the respective Annual SAP Statements and Quarterly SAP Statements of LOV and FFRL Re described in Section 4.9(c) were determined in accordance with SAP and generally recognized actuarial methods and generally accepted actuarial standards, using prescribed or permitted morbidity and mortality tables and interest rates that are in accordance with the nature of the benefits specified in the related Insurance Contracts and in the related reinsurance, coinsurance and other similar contracts of FFRL Re, and such reserves and other provisions met the applicable requirements of the insurance laws of FFRL Re's state of domicile, except where the failure to do so would not have a Material Adverse Effect. All such reserves were adequate (under accepted actuarial standards) as of the respective dates of such Annual SAP Statements and Quarterly SAP Statements to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other actuarially determined liabilities of LOV and FFRL Re under all Insurance Contracts under which LOV or FFRL Re had or would have had any liability (including any liability arising under or as a result of any reinsurance, coinsurance, or other similar contract), except where the failure of such reserves to be adequate to cover the total amount of such benefits, dividends, claims and other liabilities would not have a Material Adverse Effect. LOV and FFRL Re own assets that qualify as legal reserve assets under applicable insurance laws of their respective state of domicile in an amount, determined in accordance with SAP, at least equal to all required reserves, except where the failure to own a sufficient amount of such assets or the failure of such assets to so qualify would not have a Material Adverse Effect.

          (g) Except as set forth in Section 5.11(g) of the Company Disclosure Schedule, since June 30, 1995 through the date hereof:

          (i) No Person writing, selling or producing insurance business that accounted for 5% or more of the premium or annuity considerations of LOV for the year ended December 31, 1994 has terminated or, to the Knowledge of Parent, Seller or LOV, threatened to terminate its relationship with LOV; and

          (ii) No policyholder (or group of policyholders known to LOV to be affiliated with each other) that accounted for 5% or more of the premium or annuity considerations of LOV for the year ended December 31, 1994 has terminated or, to the Knowledge of Parent, Seller or LOV, threatened to terminate its policies with LOV.

          (h) From December 31, 1994 through the date hereof, no rating agency has (i) imposed conditions (financial or otherwise) on retaining any rating assigned to LOV or FFRL Re or (ii) threatened to downgrade any rating assigned to LOV or FFRL Re. Parent, Seller and LOV have no Knowledge of any facts existing as of the date of this Agreement (except for the transactions contemplated by this Agreement) which can reasonably be expected to result in a downgrade in any rating assigned to LOV or FFRL Re by any rating agency.

          (i) The underwriting standards utilized and ratings applied by LOV and FFRL Re and by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with LOV or FFRL Re conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar contracts.

          (j) Each Person who wrote, sold, or produced business for LOV or FFRL Re was duly licensed as an insurance agent at the time such Person wrote, sold or produced such business (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business, except where the failure to be so licensed does not or cannot reasonably be expected to have a Material Adverse Effect.

          (k) All outstanding insurance policies and annuity contracts issued, reinsured, or underwritten by LOV and FFRL Re are, to the extent required under applicable laws, on forms and at rates and commissions approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, except where the failure to obtain such approval or make such filing does not have or cannot reasonably be expected to have a Material Adverse Effect.

          (l) The assets listed on Exhibit C constitute the investment portfolio (i) as of November 30, 1995 associated with the business to be transferred to LOV pursuant to items 1 through 4 of Exhibit A and (ii) as of July 1, 1995 associated with such business, as rolled forward to November 30, 1995 in the ordinary course of business consistent with past investment practices, except that such assets also include assets that equal the amount of the balance outstanding for reinsurance recoverable from LOV on such business as of November 30, 1995.

          5.12 The Mutual Fund. Except as disclosed in Section 5.12 of the Company Disclosure Schedule:

          (a) The Mutual Fund is a Virginia corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, use, or lease its assets and to conduct its business as now being conducted. Seller has furnished to Buyer true and complete copies of the articles of incorporation and bylaws of the Mutual Fund.

          (b) The Seller has previously delivered to the Buyer true and complete copies of the statement of assets and liabilities of the Mutual Fund as of the end of fiscal years 1992, 1993, and 1994 (including the schedules of investments as of such dates), and the related separate statements of operations and changes in net assets of the Mutual Fund for each of the periods then ended, together with the notes relating thereto and the unqualified report thereon of Ernst & Young, LLP. Each such financial statement (together with the notes thereto ) was prepared in accordance with GAAP and presents fairly in all material respects the financial position of the Mutual Fund as of the respective dates thereof and the related results of operations and changes in net assets of the Mutual Fund for and during the respective periods covered thereby.

          (c) The Mutual Fund is an open-end, diversified management company, registered as an investment company under the Investment Act and has been established and maintained as such in compliance with all applicable laws other than where such non-compliance could not be reasonably expected to have a Material Adverse Effect. Shares of beneficial interest in the Mutual Fund have been offered and sold in all material respects in accordance with all applicable laws. Each registration statement relating to shares of beneficial interest in the Mutual Fund currently offered or sold by Forth Financial Securities Corporation is currently effective under and in compliance with all applicable laws, including securities laws other than where such non-compliance could not reasonably be expected to have a Material Adverse Effect. No stop order suspending the effectiveness of any such registration statement has been issued under any law and no proceedings for such purpose are pending or, to the Knowledge of Parent, Seller or LOV, threatened.

          (d) The Mutual Fund does not own and, since January 1, 1994, has not owned any material investment or other asset that it is not authorized to own under applicable laws or under the terms of the investment policies established for the Mutual Fund (whether or not set forth in the registration statement or prospectus dealing with the Mutual Fund). All investment advisory services are provided to the Mutual Fund by the Investment Advisor, and the Investment Advisor is registered as such under the Investment Act, and all other laws of each other jurisdiction where such registration or a similar registration is required, other than where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

          (e) Section 5.12 of the Company Disclosure Schedule contains a true and complete list of all investment advisory contracts (true and complete copies of which have been delivered to Buyer) for the Mutual Fund. The Mutual Fund is not, and (to the Knowledge of Parent, Seller or LOV), the Investment Advisor is not, in violation, breach, or default under any such contracts, which violation, breach, or default has or could reasonably be expected to have a Material Adverse Effect.

          (f) Except as set forth in Section 5.12, neither the execution and delivery of this Agreement by Parent, Seller and each Company, the performance of their respective obligations under this Agreement, nor the consummation of the transactions contemplated hereby require the Mutual Fund to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person, except (i) as disclosed in Section 5.12 of the Company Disclosure Schedule, or (ii) those that have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof and will continue to be in full force and effect on the Closing Date, other than any failure to obtain any such consent, approval or action, make any such filing or give any such notice which could not reasonably be expected to have a Material Adverse Effect.

          (g) There are no writs, judgments, decrees, or similar orders outstanding against or affecting the Mutual Fund or its assets. There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the Knowledge of the Parent, Seller or LOV) threatened against or affecting the Mutual Fund or its assets which could reasonably be expected to have a Material Adverse Effect.

          (h) Since its formation, the Mutual Fund has qualified as a "regulated investment company" within the meaning of Section 851 of the Code and has satisfied in all material respects the requirements of Section 852(a) of the Code for each taxable year since such formation. The Mutual Fund has never incurred any excise Tax under Section 4982 of the Code.

          5.13 Labor Matters. (a) Section 5.13(a) of the Company Disclosure Schedule sets forth a list containing the name, current base salary or wage rate, and position of each Affected Employee who is actively employed (including those on vacation). Parent or Seller shall, or shall cause each Company or one of its Subsidiaries to, provide Buyer on the Closing Date with an updated
Section 5.13(a) of the Company Disclosure Schedule listing those Affected Employees (i) who are on disability, layoff or leave of absence as of the Closing Date or (ii) who were Inactive Employees (as defined in Section 7.8(a)) as of the date hereof who have returned to active employment with a Company or one of its Subsidiaries on or prior to the Closing Date.

          (b) Neither any such Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to employees of, any such Company or any of its Subsidiaries. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or (to the Knowledge of Parent, Seller or any Company) threatened against or involving any such Company or any of its Subsidiaries.

          (c) Except as set forth on Section 5.13(c) of the Company Disclosure Schedule, there are no complaints, charges or claims against any Company or any of its Subsidiaries pending or, to the Knowledge of Parent, Seller or any such Company, threatened to be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any such Company or any of its Subsidiaries, of any individual, in each case which have or could reasonably be expected to have a Material Adverse Effect.

          (d) Each Company and each of its Subsidiaries is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

          (e) There has been no "mass layoff" or "plant closing" as defined by WARN (or any similar state or local "plant closing" laws) with respect to any such Company or any of its Subsidiaries within the six months prior to the date hereof.

          5.14 No Undisclosed Liabilities. There were no liabilities of such Company or any of its Subsidiaries as of June 30, 1995 that are of a type required to be disclosed on a balance sheet (or in the notes related thereto) prepared in accordance with GAAP or SAP, except (a) policyholder benefits payable in the ordinary course of business and consistent with past practice,
(b) as disclosed in Section 5.14 of the Company Disclosure Schedule, or (c) specifically reflected on the the balance sheets or other financial statements as of or for the quarterly period ended on June 30, 1995 described in Section 4.9, or in the notes or work papers related to the foregoing financial statements. Since June 30, 1995 through the date hereof, neither such Company nor any Subsidiary of a Company has incurred any liabilities that are of a type which could reasonably be expected to have a Material Adverse Effect, except (i) as disclosed in Section 5.14 of the Company Disclosure Schedule and (ii) policyholder benefits payable, or other liabilities incurred, in the ordinary course of business.

          6. Representations and Warranties of Buyer. Buyer represents and warrants to each of Parent, Seller and the Companies as follows:

          6.1 Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          6.2 Execution and Delivery. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          6.3 Consents and Approvals. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental or Regulatory Body or Person except (i) as set forth in Section 5.2 of the Company Disclosure Schedule, (ii) such as have been duly obtained and are in full force and effect on the date hereof and will continue to be in full force and effect on the Closing Date and
(iii) those which, if not obtained, made or given, could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

          6.4 No Conflict. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby in accordance with the respective terms and conditions hereof will not: (i) violate any provision of the articles or certificate of incorporation or by-laws or other charter or organizational documents of Buyer, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any Contract or Other Agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties may be bound or subject or (iii) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer or any of its assets or properties, except, in the case of clause (ii), for such violations, conflicts, breaches, modifications, rights and defaults that could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

          6.5 Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer will not resell, transfer, assign or distribute the Shares, except in compliance with the applicable registration requirements of federal and state securities laws and regulations, or pursuant to an available exemption therefrom.

          6.6 Financing. Buyer has, or will have at the Closing, sufficient funds (including as a result of the sale of commercial paper in the ordinary course of business), in an aggregate amount of not less than the anticipated Final Purchase Price and all contemplated fees and expenses of Buyer related to the transactions contemplated by this Agreement, which funds will be available at the Closing to pay such anticipated Final Purchase Price and all such fees and expenses.

          6.7 Litigation. There is no Litigation pending to which Buyer is a party or its assets or properties are or may be bound by or before any Federal, state, municipal, foreign or other court or Governmental or Regulatory Body, or any private tribunal, or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates that, in each case, (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates is bound by or subject to any existing order, judgement, injunction award or decree that, in each case, (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or
(ii) could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any court or other tribunal or any Governmental or Regulatory Body from engaging in or continuing any conduct or practice that could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

          6.8 Brokers. Other than CS First Boston, no broker or finder has acted directly or indirectly for Buyer, nor has Buyer incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement. The fees and expenses of CS First Boston in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

           7. Covenants and Agreements. The parties covenant and agree as follows:

          7.1 Conduct of Business. From the date hereof through the Closing Date, except as set forth in Section 7.1 of the Seller Disclosure Schedule or as may otherwise be expressly required or permitted by this Agreement (including, without limitation, the matters contemplated by Section 7.10), Parent and Seller covenant and agree that, except with the consent of Buyer:

          (a) Parent and Seller shall cause each Company and each of its Subsidiaries to conduct the business of such Company and its Subsidiaries only in the ordinary course of business and consistent with past practice.

          (b) Parent and Seller shall cause each Company and each of its Subsidiaries to use commercially reasonable efforts to maintain all Insurance Licenses and all other Permits, other than such other Permits the failure of which so to maintain shall not have had and could not reasonably be expected to have a Material Adverse Effect.

          (c) Parent and Seller shall cause (i) each Company and each of its Subsidiaries to use commercially reasonable efforts to maintain until their scheduled expiration, in full force and effect, all material contracts, documents, and arrangements referred to in Section 5.8, and (ii) LOV and FFRL Re to maintain each rating classification assigned as of the date hereof to LOV and FFRL Re by insurance rating agencies.

          (d) Parent and Seller will cause each Company and each of its Subsidiaries to (i) maintain all material assets of each of such Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (ii) continue (in all material respects) all current marketing and selling activities relating to the business, operations, and affairs of such Company and its Subsidiaries.

          (e) Parent and Seller will cause LOV and FFRL Re to refrain from entering into any surplus relief or financial reinsurance contract. Parent and Seller will cause LOV and FFRL Re to refrain from entering into any other reinsurance, coinsurance, or similar contract, whether as reinsurer or reinsured, other than in the ordinary course of business and consistent with past practice.

          (f) Parent and Seller will cause each Company and its Subsidiaries to refrain from entering into any (i) contract (other than contracts with insurance agents or Insurance Contracts) that involves the payment or potential payment pursuant to the terms of such contract, by or to such Company or any Subsidiary of such Company of more than $150,000 individually or $1,000,000 in the aggregate or (ii) transaction of the type, or engaging in any of the activities, described in Section 5.11.

          (g) Parent and Seller will cause each Company and its Subsidiaries to refrain from entering into any contract with any insurance agent or broker that provides, by its terms, for exclusivity (including, without limitation, by territory, product, or distribution) or that is not terminable by its terms within 180 days by such Company or a Subsidiary of such Company, as the case may be, without premium or penalty.

          (h) Parent and Seller will cause each Company and its Subsidiaries to comply with all laws applicable to the business, operations, or affairs of such entity, except to the extent that any such non-compliance does not have or is not reasonably likely to have a Material Adverse Effect.

          (i) Neither Parent, Seller, any Company nor any of their Subsidiaries shall make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any officer, director, employee, agent, or other similar representative of such Company or any of its Subsidiaries other than changes or amendments that (i) are made in the ordinary course of business and consistent with past practice or (ii) are required pursuant to the terms of any Employee Benefit Program or written agreement to which such Person is a party, in either case, existing as of the date hereof.

          (j) Neither Parent, Seller, any Company nor any of their Subsidiaries shall adopt, enter into, amend, alter, or terminate, any Employee Benefit Program relating to or affecting any employee of such Company or any of its Subsidiaries (unless required to do so by applicable law or pursuant to a preexisting binding obligation or commitment), where the effect of any of the foregoing would be material upon such Company or any of its Subsidiaries.

          (k) Neither any Company nor any of its Subsidiaries shall enter into any contract with an officer, director, employee, agent, or other similar representative of such Company or any of its Subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice where the liability for such contract exceeds $75,000 in any year in respect of such Person.

          (l) Neither any Company nor any of its Subsidiaries shall assume, enter into, amend, alter, or terminate any labor or collective bargaining agreement to which it is a party or is affected thereby.

          7.2 Pre-Closing Maintenance of Insurance. From the date hereof through the Closing Date, Parent shall use commercially reasonable efforts to maintain or cause to be maintained in force insurance with respect to each Company and its Subsidiaries as described in Section 4.13.

          7.3 Litigation; Notice of Assessments; Requests for Information. (a) From the date hereof through the Closing Date, Seller agrees to notify Buyer promptly of any Litigation that, if pending or threatened as of the date hereof, would be required to be described in Section 5.7 of the Company Disclosure Schedule and of any material requests for additional information or documentary materials by any Governmental or Regulatory Body in connection with the transactions contemplated by this Agreement.

          (b) From the date hereof through the Closing Date, Seller agrees to notify Buyer promptly of any inquiry from the IRS or the U.S. Department of Labor that, if made on or prior to the date of this Agreement, would be required to be described in Section 4.14(a) or Section 4.14(c) of the Seller Disclosure Schedule.

          (c) From the date hereof through the Closing Date, Buyer shall notify Seller promptly of any Litigation that, if pending or threatened as of the date hereof, would be required to be disclosed pursuant to Section 6.7.

          7.4 Access to Information; Environmental Investigation; Confidentiality. (a) Prior to the Closing Date, each of Parent, Seller and each Company shall, and shall cause the Subsidiaries of such Company and its and their respective directors, officers, employees and agents to, permit representatives of Buyer to discuss the affairs, operations, finances and accounts of such Company with the officers and employees of such Company and its Subsidiaries, all at such reasonable times and as may reasonably be requested, subject to the terms of any confidentiality agreements with third parties to which Parent, Seller, such Company or any Subsidiary of such Company is subject. Prior to the Closing Date, each of Parent, Seller and each Company shall, and shall cause the Subsidiaries of such Company and its and their respective directors, officers, employees and agents to, upon reasonable request, make available to Buyer and its representatives all of the books, records and other documents of such Company and its Subsidiaries, and permit Buyer and its representatives to examine, make extracts from and, at Buyer's expense, copy such books, records or documents at any time during normal business hours in order that the Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the affairs of such Company. All requests by Buyer for such access shall be directed to the person or persons who are or have been from time to time designated by Parent and Seller to be the recipient of such requests. After the Closing Date, each of Buyer and each Company shall, and shall cause the Subsidiaries of such Company and its and their respective directors, officers, employees and agents to, upon reasonable request, make available to each of Parent and Seller and their representatives the books, records and other documents of such Company and its Subsidiaries pertaining to the operation of such Company and its Subsidiaries prior to the Closing Date, and permit Parent, Seller and their representatives to examine, make extracts from and, at Seller's expense, copy such books, records or documents at any time during normal business hours in connection with any claim or legal proceeding for which Parent or Seller may be responsible and in order for Parent or Seller to comply with any applicable regulatory requirements or applicable requirements of law.

          (b) Prior to the Closing, Buyer shall, and shall cause each of its Subsidiaries and its and their respective directors, officers, employees, agents and representatives to, keep confidential and, if this Agreement terminates, shall not use in any manner any information or material obtained from or on behalf of Parent, Seller, any Company or any of the Subsidiaries of any Company or any of its or their respective directors, officers, employees, agents or representatives, whether prior to, on or after the date of this Agreement, other than information and material readily ascertainable from public or published information, or trade sources, or already known by Buyer or any of its Affiliates independently of any investigation of Parent, Seller, any Company and the Subsidiaries of any Company or received from a third party who Buyer knows (or reasonably believes) is not under an obligation to any of Parent, Seller, any Company or any of the Subsidiaries of any Company to keep such information confidential. In addition, at all times, except as required by law or judicial order, Buyer shall, and shall cause each of its Subsidiaries and its and their respective directors, officers, employees, agents and representatives to, keep confidential any information or material relating to Parent or Seller or their respective Subsidiaries (other than the Companies and their Subsidiaries) obtained from or on behalf of Parent, Seller, any Company or any of the Subsidiaries of any Company or any of its or their respective directors, officers, employees, agents or representatives, whether prior to, on or after the date of this Agreement, other than information and material readily ascertainable from public or published information, or trade sources, or already known by Buyer or any of its Affiliates independently of any investigation of Parent, Seller, any Company and the Subsidiaries of any Company or received from a third party who Buyer knows (or reasonably believes) is not under an obligation to any of Parent, Seller, any Company or any of the Subsidiaries of any Company to keep such information confidential. After the Closing, except as required by law or judicial order, Parent and Seller shall, and shall cause each of their Subsidiaries and their respective directors, officers, employees, agents and representatives to, keep confidential and shall not use in any manner any information or material obtained from or on behalf of any Company or any of its Subsidiaries or any of its or their respective directors, officers, employees, agents or representatives, other than information and material readily ascertainable from public or published information, or trade sources, or known by Parent, Seller or any of their Affiliates independently of any Company or its Subsidiaries or received from a third party who Parent or Seller knows (or reasonably believes) is not under an obligation to Buyer, any Company or any of the Subsidiaries of any Company to keep such information confidential. If this Agreement terminates, any documents or material obtained by Buyer from or on behalf of Parent, Seller, any Company or any of the Subsidiaries of any Company or any of the respective directors, officers, employees, agents or representatives of such Persons and any analyses, compilations, studies or other material prepared by Buyer or its representatives containing, or based in whole or in part on, any information or material so obtained from or on behalf of Parent, Seller, any Company or any of its Subsidiaries shall promptly be destroyed and certification thereof shall promptly be furnished to Parent.

          (c) From the date of this Agreement until February 1, 1996, Buyer shall have the right, but not the obligation, at its expense, to retain one or more environmental professionals to conduct an environmental assessment and investigation ("Environmental Investigation") of the Real Property, which Environmental Investigation shall include the right to conduct such tests of soil, groundwater, surface water or air as Buyer may request.

          7.5 Approvals. (a) Each party shall use commercially reasonable efforts to obtain as promptly as practicable all necessary approvals, authorizations and consents of all Persons (including, without limitation, Governmental and Regulatory Bodies) required of it to be obtained to consummate the transactions contemplated by this Agreement and cooperate with the other parties in seeking to obtain all their respective approvals, authorizations and consents. Each party shall use commercially reasonable efforts to provide such information to Governmental and Regulatory Bodies (including applicable insurance regulators) as such bodies may request.

          (b) Each of the parties shall provide to the other parties copies of all insurance change of control applications filed in connection with this Agreement.

          7.6 Additional Financial Statements. As soon as reasonably practicable after they become available, Seller shall make available to Buyer
(i) as and to the extent prepared, the GAAP financial statements of each Company and its Subsidiaries (without footnotes) for all interim quarterly fiscal periods and all monthly periods subsequent to June 30, 1995 and prior to the Closing Date, (ii) Quarterly SAP Statements of LOV and FFRL Re for all interim periods subsequent to June 30, 1995 and prior to the Closing Date ("Interim SAP Statements") and (iii) as and to the extent prepared, consolidating pro-forma GAAP and SAP financial statements of LOV for such interim quarterly fiscal periods after giving effect to the transactions and other actions described on Exhibit A. Such GAAP financial statements will present fairly in all material respects the financial position and results of operations of the applicable Company and its consolidated subsidiaries as of each such date and for each such period in conformity with GAAP, subject to year-end adjustments and except that such financial statements shall not contain footnotes. Such SAP financial statements will present fairly the statutory financial condition of LOV or FFRL Re to which such statement relates as of the end of the calendar quarter to which such statement relates and the statutory results of its operations for the period then ended and will be prepared in conformity in all material respects with SAP.

          7.7 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable. Without limiting the generality of the foregoing, the parties shall use commercially reasonable efforts to file promptly with the FTC and Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby pursuant to HSR, to file as promptly as practicable such additional information and documentary materials as may be requested pursuant to HSR, and request early termination of all applicable waiting periods.

          7.8 Certain Employee Matters. (a) Employment of Affected Employees. Any Affected Employee who is actively employed (including such employees who are on vacation) immediately prior to the Closing shall remain an employee of such Company or such Subsidiary, as the case may be, immediately following the Closing at the same base compensation and wage levels as in effect immediately preceding the Closing. Notwithstanding anything herein to the contrary, nothing in this Agreement shall create any obligation on the part of any Company or any of its Subsidiaries to continue the employment of any employee for any definite period following the Closing Date. Buyer shall cause each Company or its Subsidiaries to offer to employ (or offer severance benefits if such individual's position is no longer available as allowed by applicable law) each Affected Employee who is receiving sick-leave or short-term disability benefits under Parent's or Seller's sick-leave or short-term disability program or who is on an approved leave of absence on the Closing Date ("Inactive Employees"); provided, however, that no individual shall be offered employment under this provision after six months following the Closing Date or under the terms of his leave of absence or any applicable period as required by law, if longer. Each Inactive Employee shall become an employee of Parent, Seller or one of their Subsidiaries as of the Closing Date until (i) such Inactive Employee is offered employment (or paid severance) by Buyer, a Company or its Subsidiaries pursuant to this Section 7.8(a), (ii) the expiration of the period for which such Inactive Employee is entitled to such an offer of employment (or payment of severance) or (iii) such Inactive Employment is otherwise terminated by Parent, Seller or their Subsidiaries. Nothing in this Section 7.8(a) shall be interpreted as obligating Parent, Seller or their Subsidiaries to accept any Inactive Employee for active employment for any period of time. The active participation of all Affected Employees in each Employee Benefit Program shall cease as of the Closing Date.

          (b) Substantially Equivalent Benefits.

          (i) Effective as of the Closing Date, Buyer shall cause each Company or one of its Subsidiaries to provide such plans, programs, agreements or arrangements on behalf of the Transferred Employees so as to provide, in the aggregate, employee benefits which are substantially equivalent to the benefits provided to similarly situated employees at the life insurance subsidiary of Buyer.

          (ii) Notwithstanding the foregoing, with respect to any terminations of employment with any Company or one of its Affiliates occurring within one year after the Closing Date, Buyer shall cause to be maintained following the Closing

Date severance benefits for the Transferred Employees which are no less favorable to the Transferred Employees than the following:

          1. Full-time exempt employees shall receive one week of severance for each year of service plus four weeks. The minimum amount of severance shall be four (4) weeks.

          2. Full-time non-exempt employees shall receive one week of severance for each year of service plus two weeks. The minimum amount of severance shall be two (2) weeks.

          3. Part-time exempt and non-exempt employees shall receive severance pay based upon the schedule described in item 2 immediately above, pro-rated based upon average hours worked.

          4. Partial years of service shall be rounded to the closest year of service for calculation of benefit purposes.

          (c) Retirement Plan. On the Closing Date, Parent shall cause each Affected Employee who is a participant (other than any terminated non-vested participant) in the Parent's Retirement Plan to become fully vested, to the extent not already vested, as of the Closing Date in the benefits accrued under the Parent's Retirement Plan as of the Closing Date. Transferred Employees shall cease to accrue any benefits under the Parent's Retirement Plan, and each Company and its Subsidiaries shall cease to be participating employers in such plan, as of the Closing Date. After the Closing Date, any new benefits accrued by Affected Employees shall be accrued under the terms of the Buyer's Retirement Plan, if any, and Parent's Retirement Plan shall have no liability or obligation in respect of such accruals.

          (d) Defined Contribution Plans. On the Closing Date, Parent shall cause each Affected Employee who is a participant (other than any Affected Employee whose employment terminates prior to the Closing) in the Defined Contribution Plans to become fully vested, to the extent not already vested, as of the Closing Date in his account balance under each such plan. Each Company and its Subsidiaries shall cease to be participating employers in the Defined Contribution Plans as of the Closing Date. Transferred Employees shall be entitled to receive distributions pursuant to the terms of such plans and the provisions of applicable law.

          (e) Post-Retirement Medical and Life Benefits. Parent shall retain all obligations and liabilities for post-retirement medical benefits and life insurance under the Company Plans in respect of any Affected Employee who retired on or before the Closing and any Affected Employee who is not a Transferred Employee, whether such claims are incurred prior to, on or after the Closing Date. Following the Closing, Buyer, or a Company or its Subsidiaries shall provide to the Transferred Employees coverage under a retiree welfare benefit plan which provides benefits which are substantially equivalent to the benefits provided under the retiree welfare benefit plans maintained by Parent immediately prior to the Closing.

          (f) Bonuses. Buyer shall cause each Company and its Subsidiaries to assume all obligations and liabilities for bonuses and incentive payments in connection with the relevant Employee Benefit Programs in effect immediately prior to the Closing Date and shall cause the payment of such bonuses or incentive payments, if any, to be made in accordance with the terms of such Employee Benefit Programs consistent with past practice to the extent such obligations and liabilities have been accrued on the Adjusted Closing SAP Balance Sheet, such accruals to be made in a manner consistent with past practices.

          (g) Special Bonus Program. Parent or a Subsidiary of Parent (other than a Company and its Subsidiaries) shall assume all obligations and liabilities for bonuses in connection with the Special Bonus Program in effect on the date hereof and shall cause the payment of such bonuses to be made in accordance with the terms of the Special Bonus Program.

          (h) Vacation. Buyer shall cause each Company and its Subsidiaries to credit each Transferred Employee with the number of unused vacation days credited to such individual through the Closing Date under the applicable vacation policies of his or her employer and shall permit or cause Transferred Employees to be permitted to use such vacation days.

          (i) Welfare Benefits. Effective as of the Closing, Buyer shall cause each Company or one or more of its Subsidiaries to provide coverage to all Transferred Employees and their dependents or COBRA beneficiaries under a group health plan which is substantially similar to the group health plan or plans (including any such plan that is a flexible spending account under a cafeteria plan as defined in Section 125 of the Code) covering the Transferred Employees (and their dependents and COBRA beneficiaries) immediately prior to the Closing, and such coverage shall be provided under substantially the same terms and conditions applicable to such Transferred Employees under Parent's group health plan immediately prior to the Closing. With respect to each Transferred Employee, each Company and its Subsidiaries shall retain the obligation and liability for claims by any such individual (or his or her covered dependent) or any COBRA beneficiary under such Company's or Subsidiaries employee welfare benefit plans (within the meaning of Section 3(1) of ERISA), incurred after the Closing Date. Buyer shall cause each Company and its Subsidiaries to provide for the waiver under such Company's or its Subsidiaries' welfare benefit plans covering Transferred Employees on and after the Closing Date of any conditions to coverage with respect to pre-existing medical conditions (but only with respect to conditions which are covered under Parent's or Seller's welfare benefit plans prior to the Closing Date) and shall credit Transferred Employees with any amounts paid prior to the Closing Date in order to satisfy applicable deductible amounts and copayment minimums under the corresponding welfare plans of such Company or one of its Subsidiaries to the extent such payments would be taken into account under the welfare plans maintained by Buyer with respect to similarly situated employees. Buyer shall or shall cause the Companies and their Subsidiaries to recognize after the Closing Date the aggregate value of any unused balances of Transferred Employees under Parent's cafeteria plan as of the Closing Date.
With respect to each Affected Employee who is not on the Closing Date a Transferred Employee and his or her dependents or COBRA beneficiaries, Parent, Seller or one of their Subsidiaries shall assume the obligation and liability for claims under any Employee Benefit Program that is an employee welfare benefit plan under Section 3(1) of ERISA incurred pursuant to the terms of such plan (as if such employee had been an employee of Parent, Seller or such Subsidiary) prior to the date on which such employee becomes a Transferred Employee. Promptly after the end of each calendar quarter after the Closing Date, Parent shall provide to Buyer a report of the payments of short-term disability salary continuation payments made pursuant to the preceding sentence, and Buyer shall within 5 business days thereafter reimburse Parent for such amount.

          (j) Workers' Compensation. With respect to each Affected Employee, Parent shall retain the obligation and liability for any workers' compensation or similar workers' protection claims with respect to any such individual incurred on or prior to the Closing Date.

          (k) Credit. Buyer, each Company and its Subsidiaries shall recognize the service credited to Transferred Employees on or prior to the Closing Date to the extent recognized under the Employee Benefit Programs as if such service had been rendered to Buyer or one of its Affiliates in connection with (i) any welfare benefit plan (within the meaning of Section 3(1) of ERISA) for purposes of any waiting period and eligibility purposes only (including eligibility for benefits that might otherwise be limited due to pre-existing medical conditions or participant co-payments and deductibles) and (ii) any employee pension plan (within the meaning of Section 3(2) of ERISA) for purposes of eligibility and vesting (but not for benefit accrual) but only with respect to a plan in which such employees participate and which is made available by Buyer or any of its Affiliates following the Closing.

          (l) Third-Party Rights. No provision of this Section 7.8 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Parent, Seller, any of their Affiliates, any Company or any Subsidiaries of any Company in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Section 7.8 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing Employee Benefit Programs.

          (m) Indemnity. Buyer agrees to indemnify Parent, Seller and their Affiliates and to defend and hold Parent, Seller and their Affiliates harmless from and against any and all Losses arising out of any claims by or in respect of any Transferred Employee (or such Transferred Employee's successors or assigns) with respect to any of the obligations or liabilities which Parent or Seller has not assumed or retained hereunder or any other events arising after the Closing Date, including, but not limited to, claims with respect to (i) assumed severance, (ii) vacation, (iii) bonus or incentive payments, or (iv) WARN or any similar state notification law. Seller and Parent hereby agree to indemnify Buyer and its Affiliates and to defend and hold Buyer and its Affiliates harmless from and against any and all Losses arising out of (x) any claims under any of the Employee Benefit Programs with respect to any of the obligations or liabilities that Buyer has not agreed to cause a Company or its Subsidiaries to assume, (y) any "employee pension plan" (within the meaning of Section 3(2) of ERISA) or any "group health plan" (within the meaning of Section 607 of ERISA) in respect of which a Company or any of its Subsidiaries have any liability solely as a result of being a member of a "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) prior to the Closing Date which includes Parent or Seller (but exclusive of liabilities in connection with Affected Employees under any such plan maintained or contributed to by any Company or any of its Subsidiaries) or (z) any claims by or in respect of any Affected Employee, including a Transferred Employee (or such Transferred Employee's successors or assigns), arising out of, or in connection with, or otherwise relating to, any allegations of unlawful discrimination or sexual harassment which occurred on or prior to the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, the indemnities provided for herein shall not be subject to the deductible and maximum liability contained in
Section 10.2, and all such indemnities shall survive until 60 days after the expiration of the applicable statute of limitations with respect thereto, other than the indemnity set forth in clause (z) herein, which shall be subject to, and be taken into account for purposes of, calculating the availability or applicability of the deductible and maximum liability contained in Section 10.2, and shall survive for two years after the Closing Date (except to the extent that a detailed notice of a specific claim giving rise to a right of indemnification shall have been given by Buyer in accordance with the procedures set forth in Section 10.4). Any claim for indemnification by Buyer, Seller or Parent pursuant to this Section 7.8(n) shall be subject to the procedures set forth in Section 10.4.


          (n) In addition, for a two year period following the Closing Date, neither Parent nor Seller shall solicit for employment or appointment as agent
(i) any employees of any of the Companies or their Subsidiaries who have managerial responsibility or (ii) any insurance agents of the Companies or their Subsidiaries on the

Closing Date; provided, however, that such agreement of non-solicitation shall not apply to general advertisements as to available employment positions.

          7.9 Settlement of Intercompany Accounts; Cancellation of Intercompany and Other Agreements. The parties agree that all intercompany accounts, including all accounts receivable (whether or not currently due and payable), between any Company or any of its Subsidiaries, on the one hand, and Parent, Seller and their Affiliates (other than a Company and its Subsidiaries), on the other hand, shall be settled in full on or prior to the Closing Date (subject to the next sentence). Within five days prior to the Closing Date, Seller will deliver to Buyer a schedule of all amounts to be so settled on the Closing Date. If Buyer agrees with such settlement amounts, Seller will, at Closing, cause such amounts to be settled. If Buyer disagrees with any such settlements, Buyer and Seller will resolve such disagreement in accordance with the procedures set forth in Section 2.4(g), and such settlement payments will be made after such resolution. Except for the agreements entered into pursuant to Section 7.10(a),
8.7 or 9.6 or as otherwise provided in this Agreement, each Company shall cause any Contracts or Other Agreements between such Company or its Subsidiaries, on the one hand, and Seller and its Affiliates (other than any Company or any Subsidiary of a Company), on the other hand, to be canceled. Except in the ordinary course consistent with past practice or as otherwise provided in this Agreement, each Company and its Subsidiaries, on the one hand, and Parent, Seller and their Affiliates (other than any Company or any Subsidiary of a Company), on the other hand, shall not enter into any material Contracts or Other Arrangements with each other or engage in any material transactions with each other without the consent of Buyer, which shall not be unreasonably withheld.

           7.10  Actions to Address Certain Interrelationships; Dividends.

          (a) On or prior to the Closing Date, Buyer, Seller, Parent and the Companies shall enter into such arrangements and other relationships as are contemplated by Exhibit B hereto.

          (b) On or prior to the Closing Date, Parent and Seller shall not be entitled to cause any Company to declare and pay any dividend or to make any distributions to such Company's stockholders other than the declaration of a $40,000,000 dividend by LOV, which shall be paid after the date hereof.

          7.11 Investments. (a) From the date hereof until the opening of business on January 2, 1996, each Company will refrain from selling, transferring, or otherwise trading in any of the Investment Assets.

          (b) From the opening of business on January 2, 1996 until the Closing, Seller and its Affiliates will refrain from selling, transferring or otherwise trading in or investing any of the Investment Assets except in accordance with written instructions of

Charles Kaminski or his designee on behalf of Buyer; provided, that such instructions comply with (x) the insurance laws of the States of Virginia and Illinois, as the case may be, and (y) the investment guidelines adopted by the insurance subsidiaries of Buyer currently in effect.

          7.12 Resignations of Directors. Subject to applicable statutory and regulatory requirements and to the agreements set forth on Section 4.6 of the Seller Disclosure Schedule, Parent and Seller will cause such members of the boards of directors and such officers of each Company and its Subsidiaries as are designated by Buyer to tender, effective at the Closing, their resignations from such boards of directors or from such offices.

          7.13 No Negotiations, Etc. Parent, Seller and each Company will refrain and will cause each other Person acting for or on behalf of them to refrain from taking, directly or indirectly, any action (i) to seek or encourage any offer (including in connection with any proposed public offering of securities) or proposal from any Person to acquire any assets or shares of capital stock or other securities of any Company or any to its Subsidiaries or any interests therein, (ii) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with any Company or any of its Subsidiaries, (iii) to liquidate, dissolve, or reorganize any Company or any of its Subsidiaries, (iv) to acquire or transfer any assets of any Company or any of its Subsidiaries or any interests therein, except in the ordinary course of business and consistent with past practice or except as expressly permitted by the terms of this Agreement, (v) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization, or
(vi) to furnish or cause to be furnished any information with respect to any Company or any of its Subsidiaries to any Person (other than Buyer) that Parent, Seller or any Company (or any Person acting for or on behalf of them) knows or has reason to believe is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution or reorganization. If Parent, Seller or any Company receives from any Person (other than Buyer) any offer, proposal, or information request that is subject to this Section 7.13, Parent, Seller or such Company will promptly advise such Person, by written notice, of the terms of this Section 7.13 and will promptly deliver a copy of such notice to Buyer.

          7.14 Newco Assets; Other Real Property. (a) In the event that Buyer conducts an Environmental Investigation with respect to any Real Property owned by Newco or the Lawyers Title Building and such Environmental Investigation or any environmental report received by Parent, Seller or any of the Companies identifies an Adverse Environmental Condition, then, at the option of Buyer, the parties hereto shall enter into an amendment to this Agreement that (i) eliminates the obligation of Parent to sell, and Buyer to purchase, the capital stock of Newco and/or requires Newco and/or LOV to transfer to Parent or an Affiliate thereof designated by Parent (other than any Company or any Subsidiary of a Company) all ownership interest in the parcel(s) of Real Property of Newco with respect to which such contingent liability exists and/or the Lawyers Title Building, as the case may be, (ii) reduces the Closing Purchase Price by an amount equal to the aggregate Value (as hereinafter defined) of the Real Property as to which Buyer will not, by reason of the foregoing, acquire any direct or indirect ownership interest, and (iii) provides for the lease by Parent or an Affiliate thereof to an Affiliate of Buyer with respect to some or all of the Real Property as to which such ownership interest is not acquired by Buyer, it being understood that the Real Property, if any, covered by such lease(s) and the terms and conditions thereof shall be reasonably satisfactory to Parent and Buyer. As used herein, "Value" means book value in the case of the Lawyers Title Building and current appraised value in the case of other Real Property. Notwithstanding anything to the contrary contained herein, the option described in the immediately preceding sentence shall not be required to be consummated with respect to any parcel of Real Property to the extent Parent or any of its Affiliates causes the Adverse Environmental Condition thereon to be fully remedied to the satisfaction of Buyer on or before the Closing Date.

       (b) In the event Buyer is not entitled, or does not elect, to require this Agreement to be amended as contemplated by Section 7.14(a), Buyer may, at its option, require the parties hereto to enter into an amendment to this Agreement that provides for a purchase by Buyer or an Affiliate thereof of the assets of Newco together with an assumption of the liabilities thereof in lieu of the purchase of capital stock of Newco contemplated by this Agreement.

       (c) With respect to any Real Property (other than the Lawyers Title Building and the Real Property owned by Newco) as to which Buyer's Environmental Investigation identifies an Adverse Environmental Condition, at Buyer's option, Parent or Seller, as the case may be, shall cause the applicable Company or Subsidiary, on or prior to the Closing Date, to sell such Real Property to Parent or an Affiliate thereof (other than any Company or any Subsidiary of a Company) for a consideration equal in value to the book value of such Real Property, it being understood that such consideration may be an investment asset having similar income attributes to the Real Property but shall, in any event, be reasonably satisfactory to Buyer.

          8. Conditions Precedent to the Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, where permissible, waiver by Buyer of the following conditions:

          8.1 Representations and Warranties; Covenants and Agreements. (a) Except as otherwise permitted or contemplated by this Agreement or as consented to by Buyer, the representations and warranties of Parent, Seller and each Company contained in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all material respects as of such date or period). Each of Parent and Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the representations and warranties of Parent and Seller and each Company shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the representations and warranties of such Company.

          (b) Except as otherwise consented to by Buyer, Parent, Seller and each Company shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Each of Parent and Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the covenants and agreements required by this Agreement to be performed or complied with by Parent or Seller and each Company shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the covenants and agreements required by this Agreement to be performed or complied with by such Company.

          8.2 Governmental Approvals; Illegality. (a) All authorizations, approvals and consents from Governmental and Regulatory Bodies set forth in
Section 4.3 of the Seller Disclosure Schedule and Section 5.2 of the Company Disclosure Schedule required for the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and shall no longer be subject to any conditions or limitations other than the occurrence of the Closing (and other than customary conditions uniformly imposed by regulatory authorities in connection with similar acquisitions), and Buyer shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such authorizations, approvals and consents.

          (b) There shall not be in effect any statute, rule, regulation or order of any court, Governmental or Regulatory Body which prohibits, enjoins, or makes illegal the transactions contemplated by this Agreement.

          (c) There shall not be instituted or pending any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority to recover any damages or obtain other relief (which is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business or condition of the Buyer) as a result of this Agreement or any of the transactions contemplated hereby.

          8.3 Third Party Consents. There shall have been obtained all consents and approvals from parties to Contracts or Other Agreements with Parent, Seller, any Company or any Subsidiaries of Parent or any Company that are required in connection with the performance by Parent, Seller and any Company of their respective obligations under this Agreement, except for such consents and approvals the failure of which so to have obtained could not reasonably be expected to have a Material Adverse Effect.

          8.4 Hart-Scott-Rodino. The waiting period under HSR, including any extension thereof, shall have expired or been terminated.

          8.5 Opinions of Counsel to Parent, Seller and the Companies. Buyer shall have received the opinion of counsel to Parent, Seller and the Companies (which may be internal or external counsel), dated the Closing Date and addressed to Buyer, in form and substance reasonably acceptable to Buyer prior to the Closing.

          8.6 No Material Adverse Change. There shall not have occurred since June 30, 1995 any change in the business or condition (financial or otherwise) of any Company or any Subsidiary of any Company that has had or is reasonably likely to have a Material Adverse Effect, other than changes resulting from a change in general economic conditions or matters affecting the life or health insurance industry generally.

          8.7 Consummation of Certain Transactions. Each of the transactions and other actions contemplated by Exhibit A shall have been effected or taken on terms and conditions reasonably satisfactory to Buyer.

          9. Conditions Precedent to the Obligations of Parent, Seller and the Companies. The obligations of Parent, Seller and each Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, where permissible, waiver by Parent and Seller of the following conditions:

          9.1 Representations and Warranties; Covenants and Agreements. (a) Except as otherwise permitted or contemplated by this Agreement or as consented to by Parent, the representations and warranties of Buyer contained in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all material respects as of such date or period). Buyer shall have delivered to Parent and Seller a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect.

          (b) Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Parent and Seller a certificate, dated the Closing Date and signed by one of its Executive Officers, to the foregoing effect.

          9.2 Governmental Approvals; Illegality. (a) All authorizations, approvals and consents from Governmental and Regulatory Bodies set forth in
Section 4.3 of the Seller Disclosure Schedule and Section 5.2 of the Company Disclosure Schedule required for the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and shall no longer be subject to any conditions or limitations other than the occurrence of the Closing (and other than customary conditions uniformly imposed by regulatory authorities in connection with similar acquisitions), and Parent, Seller and each Company shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such authorizations, approvals and consents.

          (b) There shall not be in effect any statute, rule, regulation or order of any court, Governmental or Regulatory Body which prohibits, enjoins or makes illegal the transactions contemplated by this Agreement.

          9.3 Third Party Consents. There shall have been obtained all consents and approvals from parties to Contracts or Other Agreements with Buyer or any of its Affiliates that are required in connection with the performance by Buyer of its obligations under this Agreement, except for such consents and approvals the failure of which to have so obtained could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

          9.4 Hart-Scott-Rodino. The waiting period under HSR, including any extension thereof, shall have expired or been terminated.

          9.5 Opinion of Counsel to Buyer. Parent, Seller and each Company shall have received the opinion of counsel to Buyer (which may be internal or external counsel), dated the Closing Date and addressed to Parent, Seller and the Company, in form and substance reasonably acceptable to Parent prior to the Closing.

          9.6 Consummation of Certain Transactions. Each of the transactions and other actions contemplated by Exhibit A shall have been effected or taken on terms and conditions reasonably satisfactory to Parent.

          10.  Survival and Indemnification.

          10.1 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery hereof and the Closing hereunder, and thereafter (i) in the case of the representations and warranties contained in Sections 4.5, 4.6, 4.10 (other than Sections 4.10(k)) and 4.14, such representations and warranties shall survive until 60 days after the expiration of the applicable statute of limitations with respect to the subject matter thereof and (ii) in the case of all other representations and warranties, such representations and warranties shall survive until the date which is 18 months after the Closing Date; provided, however, that any representation or warranty shall survive the time it would otherwise terminate pursuant to this
Section 10.1 to the extent that a detailed notice of a specific breach thereof giving rise to a right of indemnification shall have been given by a party hereto in accordance with this Article 10 prior to such time.

          10.2 Indemnification by Parent and Seller. From and after the Closing, subject to the provisions of Sections 10.1 and 10.4, Parent and Seller jointly and severally shall indemnify and hold harmless Buyer from and against any and all Losses incurred or suffered by Buyer, any Company and their respective Affiliates and their respective officers, directors, employees, agents and representatives arising out of, resulting from, or relating to (a) any breach of any of the representations or warranties made by Parent, Seller or the Companies in this Agreement; (b) any failure by Parent, Seller or (prior to the Closing Date) any Company to perform any of its respective covenants or agreements contained in this Agreement; (c) (i) any Environmental Law (whether or not such Losses result from a violation of Environmental Law), to the extent such Losses relate to conditions existing as of or prior to the Closing and (ii) any disposal or arrangements for disposal made prior to the Closing of solid waste, toxic or hazardous substances as defined by Environmental Law; or (d) the marketing and sales activities conducted prior to the Closing by the employees, agents, and brokers of the Companies and their Subsidiaries (which indemnification shall expire on the third anniversary of the Closing Date); provided, that Parent and Seller shall not be obligated to indemnify and hold harmless Buyer from and against the first $6,775,000 of Losses in accordance with the foregoing; and the aggregate amount of Losses in respect of which Buyer shall be entitled to indemnification in accordance with this Section 10.2 shall not exceed $293,600,000. Notwithstanding the foregoing, (i) the indemnity relating to a breach of the representation and warranty contained in Sections 4.5, 4.6, 4.10 or 4.14 or under clause (b), or (c) immediately above shall not be subject to the aforesaid deductible or maximum amount of liability; and (ii) for purposes of determining whether indemnification is available under clause
(a) of this Section 10.2, all qualifications as to materiality and Material Adverse Effect contained in representations and warranties shall be disregarded.

          10.3 Indemnification by Buyer. From and after the Closing, subject to the provisions of Sections 10.1 and 10.4, Buyer shall indemnify and hold harmless Seller and Parent from and against any and all Losses incurred or suffered by Parent, Seller and their respective Affiliates and their respective officers, directors, employees, agents and representatives arising out of, resulting from, or relating to (a) subject to Section 10.1, any breach of any of the representations or warranties made by Buyer in

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

this Agreement; or (b) any failure by Buyer or (following the Closing Date) any Company to perform any of its covenants or agreements contained in this Agreement.

          10.4 Procedure. (a) In the event that any Person shall incur or suffer any Losses in respect of which indemnification may be sought hereunder by Buyer, Seller or Parent, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (the "Notice") to the party from whom indemnification is being sought (the "Indemnitor") stating the nature and basis of such claim. In the case of Losses arising or which may arise by reason of any third party claim, promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation with respect to any matter in respect of which indemnification may be sought by such party hereunder, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. In case any such Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnitee within 30 days after receipt of the Notice, in which event the Indemnitor shall assume all future responsibility for such Litigation. If the Indemnitor shall assume the defense of such Litigation, it shall not settle such Litigation without the consent of Indemnitees (which consent shall not be unreasonably withheld) and unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee from all liability with respect to such Litigation. As long as the Indemnitor is contesting any such Litigation in good faith and on a timely basis, the Indemnitee shall not pay or settle any claims brought under such Litigation. Notwithstanding the assumption by the Indemnitor of the defense of any Litigation as provided in this Section 10.4(a), the Indemnitee shall be permitted to participate in the defense of such Litigation and to employ counsel at its own expense; provided, however, that if the defendants in any action shall include both an Indemnitor and any Indemnitee and such Indemnitee shall have reasonably concluded that counsel selected by Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor; provided, further, that the Indemnitor shall not be obligated to pay the expenses of more than one separate counsel for all Indemnitees.

          (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time and as required above, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may assume the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determination made in such Litigation or any settlement thereof effected by the Indemnitee, provided that any such determination or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee's claim for indemnification and provided that the Indemnitee shall not effect any such settlement without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld). The failure of the Indemnitor to assume the defense of any such Litigation shall not be deemed a concession that it is required to indemnify the Indemnitee for the subject matter of such Litigation. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

          (c) Any payment by any Indemnitor in indemnification hereunder shall be treated as an adjustment to the Final Purchase Price.

          10.5 Indemnification; Directors and Officers Insurance. For six years from and after the Closing Date, each Company shall, and Buyer agrees to cause each Company and its Subsidiaries to, indemnify, defend and hold harmless all past and present officers and directors of such Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by such Company or its Subsidiaries pursuant to the certificate of incorporation or articles of incorporation, as the case may be, or the by-laws, of such Company or its Subsidiaries, as the case may be, and indemnification agreements in existence on the date hereof for acts or omissions occurring at or prior to the Closing. Parent shall provide, for a period of not less than six years from and after the Closing Date, the current directors and officers of each Company and its Subsidiaries a directors' and officers' liability insurance policy (the "D&O Insurance") that is no less favorable than the policy currently made available for their benefit by Parent or one of its Affiliates, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of this Section 10.5 are intended to be for the benefit of, and shall be enforceable by, each past and present officer or director of each Company or of its Subsidiaries and each person who becomes such prior to the Closing Date.

          10.6 Certain Exclusions from Article 10 Coverage. Except for the procedural provisions of Section 10.4, this Article 10 shall not apply to the matters governed by Section 7.8(n) (except to the extent provided therein) and this Article 10 (including procedural provisions thereof) shall not apply to the matters governed by Article 11. Buyer shall not be entitled to indemnification under this Article 10 with respect to breaches of the representations, warranties and covenants contained in Section 4.10 to the extent such breaches give rise to indemnification pursuant to Section 11.2.

          11.  Tax Matters.

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

       11.1  Section 338 Election.

       (a) With respect to Parent's and Seller's sale of the Shares hereunder, at the request of Buyer, Parent or Seller, as appropriate, and Buyer shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code (which elections shall be made with respect to each Company and each of its Subsidiaries requested by Buyer), and, if permissible, similar elections under any applicable state or local income tax laws. To the extent Buyer has requested an election under such Section 338(h)(10), Buyer and Seller or Parent, as the case may be, agree to report the transfer of the Shares (and the deemed sale of the shares of the affected Company's Subsidiaries) under this Agreement consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local tax provision.

       (b)  To the extent Buyer has requested an Election:

       (y) To the extent possible, Buyer, Parent, Seller and the affected Company agree to execute at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023-A and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the Closing, Buyer, Parent, Seller and the affected Company agree to prepare and complete each such
       Section 338 Form no later than 10 Business Days prior to the date such
       Section 338 Form is required to be filed. Buyer, Parent, Seller and such Company shall each cause the Section 338 Forms to be duly executed by an authorized person for Buyer, Parent, Seller or such Company, in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

       (z) As soon as practicable after the Closing Date, Buyer shall deliver to Seller and Parent a written notice setting forth (with reasonable specificity) Buyer's good faith calculation of (1) the Modified Aggregate Deemed Sales Price (as defined below) and the allocation thereof among the assets of the affected Company and the assets of such Company's Subsidiaries in accordance with the principles of Treasury Regulation
       (S)1.338(h)(10)-1(f)(1)(ii) and (2) the adjusted grossed-up basis of the assets of the affected Company and of the assets of such Company's Subsidiaries pursuant to Treasury Regulation (S)1.338(h)(10) - 1(e)(5) (the

       "Deemed Purchase Price") (collectively, "Buyer's Allocation"). For such purposes, the tangible personal property of such Company and its Subsidiaries shall be valued at statutory book value as of the Closing Date, investments of such Company and its Subsidiaries shall be valued at fair market value as of the Closing Date, and insurance in force of such Company shall be valued at fair market value as of the Closing Date. Within 20 Business Days after receipt thereof, Seller or Parent shall deliver to Buyer written notice indicating whether Seller and Parent agree or disagree with Buyer's Allocation. If Seller and Parent agree with Buyer's Allocation or if both Seller and Parent fail to deliver such written notice within such 20 Business Days, Buyer's Allocation shall constitute the "Agreed Allocation." If Seller or Parent provides timely written notice to Buyer of any disagreement with Buyer's Allocation, the Agreed Allocation shall be determined through the Tax Settlement Procedure. Except as determined to the contrary by the appropriate taxing authority upon an audit of its (or its Affiliates') Tax Returns, each of Buyer, Parent, Seller, each Company and each Company's Subsidiaries shall file all Tax Returns consistent with the Agreed Allocation. For purposes of this Section 11.1, the term "Modified Aggregate Deemed Sales Price" shall mean the amount resulting from the Elections, determined pursuant to Treasury Regulation (S)1.338(h)(10)-1(f) without regard to items described in Treasury Regulation (S)1.338(h)(10)-1(f)(4) (it being understood that Parent or Seller may take such items into account in filing Tax Returns).

       For purposes of this Agreement, the "Tax Settlement Procedure" is as follows:

       Upon receipt by Parent and Seller or by Buyer, as the case may be (the "Calculating Party"), of notice from the other party (the "Disputing Party") of disagreement with any Tax calculation or determination supplied by the Calculating Party, the Calculating Party and the Disputing Party shall begin good faith negotiations to resolve such disagreement. If the Calculating Party and the Disputing Party are able to resolve such disagreement within ten Business Days after the Calculating Party's receipt of notice of disagreement (or any longer period mutually agreed to by the parties), the relevant amount will become the amount agreed upon by the Calculating Party and the Disputing Party. If the Calculating Party and the Disputing Party are unable to resolve any disagreement within ten Business Days after the Calculating Party's receipt of notice of disagreement, the Calculating Party and the Disputing Party shall jointly request the national office of Coopers & Lybrand (which may not assign the matter to its Chicago, Illinois or Stamford, Connecticut, offices), or, if such firm is unavailable, another independent nationally recognized auditing firm selected by the parties (the "Tax Settlement Auditor") to

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

       resolve any issue in dispute as soon as possible and shall cooperate with the Tax Settlement Auditor to resolve such dispute. The Tax Settlement Auditor shall make a determination with respect to all disputed issues, which determination shall be set forth in a written report delivered to the Calculating Party and the Disputing Party. The Calculating Party and the Disputing Party shall each pay one-half of the fees and expenses of the Tax Settlement Auditor with respect to such determination.

       (c) As soon as practicable after the Closing Date, Parent or Seller shall deliver to Buyer a written notice setting forth (with reasonable specificity) Parent's and Seller's good faith calculation of the aggregate bases of the assets of the Companies (other than Newco) and their Subsidiaries on the Closing Date (without giving effect to the Elections) (the "Seller's Aggregate Asset Bases"). Within 20 Business Days after receipt thereof, Buyer shall deliver to Parent and Seller written notice indicating whether Buyer agrees or disagrees with Seller's Aggregate Asset Bases. If Buyer agrees with Seller's Aggregate Asset Bases or if Buyer fails to deliver said written notice within 20 Business Days, Seller's Aggregate Asset Bases shall constitute the "Agreed Aggregate Asset Bases." If Buyer provides timely written notice to Parent and Seller of any disagreement with Seller's Aggregate Asset Bases, the Agreed Aggregate Asset Bases shall be determined through the Tax Settlement Procedure.

       (d) Within ten Business Days after the Agreed Allocation and the Agreed Aggregate Asset Bases have been finally determined, Parent or Seller shall pay to Buyer as an adjustment to the Closing Purchase Price the Basis Step-Up Deficit or Buyer shall pay to Parent or Seller as an adjustment to the Closing Purchase Price the Basis Step-Up Excess, as the case may be. In either case, such payment shall bear simple interest from and including April 1, 1996 to (but not including) the date of payment at an annual interest rate of 6%. The term "Basis Step-Up Deficit" shall mean the product of (i) 0.159 times (ii) the excess of (A) $220 million over (B) the Basis Step-Up. The term "Basis Step-Up Excess" shall mean the product of (i) 0.159 times (ii) the excess of (A) the Basis step-Up over (B) $220 million. The term "Basis Step-Up" shall mean the Deemed Purchase Price (computed without regard to any payment of the Basis Step-Up Deficit or the Basis Step-Up Excess and without regard to the Deemed Purchase Price allocable to the assets of Newco) minus the Agreed Aggregate Asset Bases. Any disagreements as to such calculation shall be settled through the Tax Settlement Procedure.

       (e) In the event that following the Closing Date there is an adjustment for federal Income Tax purposes by a taxing authority and the effect of such adjustment is that the Agreed Aggregate Asset Bases, the Deemed Purchase Price, the Basis Step-Up Deficit, the Basis Step-Up Excess or the Basis Step-Up (including, without limitation, by reason of the invalidity of the Elections) is changed, then upon final resolution of such adjustment, Buyer, Parent or Seller, as the case may be, shall recompute the Basis Step-Up Deficit or the Basis Step-Up Excess. The party computing such amount shall provide the other party with written notice of such recomputed Basis Step-Up Deficit or Basis Step-Up Excess. Within 20 Business Days after receipt thereof, the party receiving such notice shall deliver to the party delivering such notice written notice indicating whether it agrees or disagrees with said amount. If the parties disagree on said amount, the recomputed Basis Step-Up Deficit or Basis Step-Up Excess shall be determined through the Tax Settlement Procedure. Immediately following determination of such amount, Parent or Seller shall pay Buyer the excess of the recomputed Basis Step-Up Deficit over the Basis Step-Up Deficit (or the Basis Step-Up Excess, reflected as a negative number) as originally computed or the excess of the Basis Step-Up Excess as originally computed over the recomputed Basis Step-Up Excess, or Buyer shall pay to Parent or Seller the excess of the recomputed Basis Step-Up Excess over the Basis Step-Up Excess (or the Basis Step-Up Deficit reflected as a negative number) as originally computed or the excess of the Basis Step-Up Deficit as originally computed over the Basis Step-Up Deficit as recomputed, as the case may be.

          11.2 Tax Indemnification. (a) Parent and Seller jointly and severally shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, each Company and its Subsidiaries) from and against any and all Losses for or in respect of each of the following:

       (i) any and all Income Taxes with respect to any taxable period of each Company or any of its Subsidiaries (or any predecessor) ending on or before the Closing Date (including Income Taxes arising as a result of the Elections), but excluding any transactions occurring on the Closing Date and after the Closing (other than the Elections) which are not related to the transfer of the Shares and the other transactions contemplated by this Agreement ("Excluded Transactions"));

       (ii) any and all Income Taxes resulting from any Company or any of its Subsidiaries (or any predecessor) having been (or ceasing to be) included in any affiliated, consolidated, combined or unitary Tax Return that included such Company or any of its Subsidiaries (or any predecessor) for any taxable period (or portion thereof) ending on or before the Closing Date (including, without limitation, any liability for Taxes resulting from an acceleration of an "intercompany transaction," within the meaning of Treasury Regulation
    (S)1.1502-13(d) (or any analogous or similar provision under state, local or foreign law or any predecessor provision or regulation), that occurred on or before the Closing Date (but excluding the Excluded Transactions);

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

          (iii) any and all Income Taxes of any member of an affiliated, consolidated, combined or unitary group (other than any Company or any of its Subsidiaries) of which any Company or any of its Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of any Company or any of its Subsidiaries pursuant to Treasury Regulation (S)1.1502-6(a) or any analogous or similar state, local or foreign law or regulation;

          (iv)  any and all Employment and Withholding Taxes;

          (v) to the extent not previously paid, any and all real property Taxes allocable to the Seller pursuant to Section 11.2(c) hereof (excluding real property Taxes resulting from the Excluded Transactions and any increase in real property Taxes arising from a revaluation of the property as a result of the sale of the Shares or the Elections);

          (vi)  any and all Income Taxes allocable to the Seller pursuant to
     Section 11.2(c) hereof and not previously paid thereunder;

          (vii) any and all Taxes (other than Taxes described in clauses (i) through (vi) of this Section 11.2(a)) with respect to taxable years ending on or before December 31, 1995;

          (viii) any and all Taxes (other than Taxes described in clauses (i) through (vii) of this Section 11.2(a)) with respect to taxable years ending after December 31, 1995, but only to the extent that such Taxes are attributable to the portion of the period ending on December 31, 1995; and

          (ix) any breach by the Seller of any representation, warranty or covenant contained in Section 4.10 or Section 11.2.

          (b) Buyer agrees to indemnify and hold harmless Seller and its Affiliates from and against (and Seller and its Affiliates shall have no liability under Section 11.2(a) on account of) any and all Losses for or in respect of any and all Taxes of any Company or any of its Subsidiaries (or any predecessor) that are not described in Section 11.2(a) (including Taxes resulting from an Excluded Transaction), except for such Taxes arising from a breach of a representation or warranty contained in 4.10, to the extent such representation or warranty has not expired pursuant to Section 10.1.

          (c) Seller and Buyer shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of each Company and its Subsidiaries on the Closing Date. In any case where applicable law does not permit any Company or any Subsidiary of such Company to close its taxable year on the Closing Date (and in the case of Taxes described in Section 11.2(a)(v)), Taxes (other than Taxes described in Section 11.2(a)(viii)) attributable to the taxable period of such Company or such Subsidiary beginning on or before and ending after the Closing Date shall be allocated (i) to Seller for the period up to and including the Closing Date, excluding any Excluded Transaction and any increase in real property Taxes arising from a revaluation of the property as a result of the sale of the Shares or the Elections, and (ii) to Buyer for the period subsequent to the Closing Date (including any Excluded Transaction and any increase in real property Taxes arising from a revaluation of the property as a result of the sale of the Shares or the Elections). Taxes described in Section 11.2(a)(viii) shall be allocated (i) to Seller for the period ending December 31, 1995 and (ii) to Buyer for the period thereafter. Any allocation required to determine any Income Taxes attributable to any period beginning on or before and ending after the Closing Date (including, without limitation, any Income Taxes resulting from a Tax audit or administrative or court proceeding) shall be made by means of a closing of the books and records of each Company and its Subsidiaries as of the close of business on the Closing Date, excluding any Excluded Transaction, and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days, except that extraordinary items described in Treasury Regulation (S)1.1502-76(b)(2)(ii)(C) shall be allocated to the day that they are taken into account. Real property Taxes (excluding those arising from any Excluded Transaction and any increase in such Taxes arising from a revaluation of the property as a result of the sale of the Shares or the Elections) shall be allocated on the basis of elapsed days. Any allocation of Taxes described in Section 11.2(a)(viii) shall be allocated on the basis of elapsed days.

       (d) (i) Promptly after receipt by Buyer or its Affiliates of written notice of the assertion or commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax covered by Section 11.2(a) (each a "Tax Claim"), Buyer shall notify Seller and Parent. Such notice shall contain factual information (to the extent known by Buyer, any Company or any of its Subsidiaries) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of Buyer to give Seller and Parent prompt notice as provided herein shall not relieve Seller or Parent of any of its obligations under Section 11.2, except to the extent that the Seller or Parent is materially prejudiced by such failure.

       (ii) Seller or Parent shall have the sole right to represent each Company's or any of its Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to any Tax covered by Section 11.2(a) and to employ counsel of its choice, provided that (A) with respect to any taxable period referred to in Sections 11.2(a)(v), (vi) or (viii) hereof or (B) if the results of such Tax audit or proceeding (other than a Tax audit or proceeding with respect to any Seller Consolidated and Combined Return, as to which Seller's and Parent's sole obligation shall be to keep Buyer duly informed of the progress thereof)

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

    could reasonably be expected to be material to Buyer, such Company, any of such Company's Subsidiaries or their Affiliates for any taxable period including or ending after the Closing Date, then Seller, Parent and Buyer shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld. Seller and Parent shall promptly notify Buyer if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding.

        (iii) Seller or Parent shall promptly notify Buyer of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority which could reasonably be expected to affect the liability of any Company or any of its Subsidiaries for Taxes and Seller or Parent shall keep Buyer duly informed of the progress thereof.

    (e) (i) Seller or Parent shall properly prepare or cause to be properly prepared, and shall timely file or cause to be timely filed, (x) all Tax Returns which include each Company or any of its Subsidiaries required to be filed on or before the Closing Date, (y) all Tax Returns which include each Company or any of its Subsidiaries or their assets or operations for all taxable periods of such Company and its Subsidiaries ending on or before the Closing Date (which Tax Returns shall include such Company and its Subsidiaries and the reportable items from the assets or operations of such Company and its Subsidiaries through and including the Closing Date), and (z) all Tax Returns with respect to Taxes described in Section 11.2(a)(vii). Such Tax Returns (insofar as they relate to any Company or any of its Subsidiaries) shall be prepared in a manner consistent with past practices and prior audit adjustments and Parent and the Seller or Parent shall pay or cause to be paid all Taxes shown as due on such Tax Returns or otherwise levied or assessed upon such Company or any Subsidiary or any of its Assets on or prior to the Closing Date. Insofar as they relate to any Company and its Subsidiaries, such Tax Returns shall be provided to Buyer for Buyer's review and comment 20 Business Days prior to filing, and Buyer shall be entitled to suggest to Seller or Parent, as the case may be, any reasonable changes to such Tax Returns. Any disagreement between the parties will be resolved through the Tax Settlement Procedure. Seller or Parent shall, subsequent to the Closing Date, provide written notice to Buyer of its intent to file any amended Tax Return or claim for refund with respect to any taxable period ending on or prior to the Closing Date that could reasonably be expected to be material to Buyer, any Company, any Company's Subsidiaries, or their Affiliates for any taxable period including or ending after the Closing Date, and Seller and Parent shall not make such filing without the consent of Buyer, which consent shall not be unreasonably withheld.


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

          (ii) Except as set forth in clause (i) above, Buyer shall be responsible for the filing and payment (subject to Buyer's right to indemnification to the extent provided in Section 11.2(a)) of all other Tax Returns required to be filed after the Closing Date (including Tax Returns with respect to Taxes described in Section 11.2(a)(viii)) by or on behalf of each Company and its Subsidiaries, or with respect to their assets and operations.

         (iii) With respect to (x) any Income Tax Return required to be filed by Buyer for a taxable period of any Company or any of its Subsidiaries beginning on or before the Closing Date and ending after the Closing Date,
     (y) any Taxes described in Section 11.2(a)(v) or (z) any Tax Returns with respect to Taxes described in Section 11.2(a)(viii), Buyer shall deliver, at least 20 Business Days prior to the due date for filing such Tax Return (including extensions), to Seller and Parent a statement setting forth the amount of Tax allocated to Seller and Parent pursuant to Section 11.2(c) or
     Section 11.2(a)(viii), as the case may be, (the "Tax Statement") and copies of such Tax Returns, and Buyer shall cause such Company and its Subsidiaries to pay all Taxes shown as due on such Tax Returns. Seller and Parent shall have the right to review such Tax Return and the Tax Statement prior to the filing of such Tax Return and to suggest to Buyer any reasonable changes to such Tax Returns. Seller, Parent and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and the Tax Statement and mutually to consent to the filing as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute within eight Business Days following the delivery of such Tax Return and the Tax Statement, the parties shall jointly request a Tax Settlement Auditor (appointed pursuant to the principles set forth in the Tax Settlement Procedure) to resolve any issue in dispute as promptly as possible. If the Tax Settlement Auditor is unable to make a determination with respect to any disputed issue within five Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then Buyer may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without Seller's and Parent's consent. Notwithstanding the filing of such Tax Return, the Tax Settlement Auditor shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to Seller and Parent pursuant to Section 11.2(c) or
     Section 11.2(a)(v) or (viii), as the case may be, shall be as determined by the Tax Settlement Auditor. The fees and expenses of the Tax Settlement Auditor shall be paid one-half by Buyer, on the one hand, and one-half by Seller and Parent, on the other. Nothing in this Section 11.2(e)(iii) shall excuse Seller or Parent from its indemnification obligations pursuant to
     Section 11.2 hereof if the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are allocable to Seller or Parent pursuant to Section 11.2(c), or Section 11.2(a)(v) or (viii), as the case may be, exceeds the amount determined under this Section 11.2(e)(iii).

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

       (iv) Seller, Parent and Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by Seller, Parent or Buyer for the preparation and timely filing of any Tax Returns required to be prepared and filed by Seller, Parent or Buyer hereunder, or in connection with the preparation or filing of any election, claim for refund, consent or certification.

       (f) Seller, Parent and Buyer shall provide to each other, and Buyer shall cause each Company and its Subsidiaries to provide to Seller and Parent, full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of each Company and its Subsidiaries as Seller, Parent or Buyer, as the case may be, may from time to time reasonably request and shall furnish, and request the independent accountants and legal counsel of Seller, Parent, Buyer, each Company, or any Subsidiary of such Company to furnish to Seller, Parent or Buyer, as the case may be, such additional Tax and other information and documents in the possession of such persons as Seller, Parent or Buyer may from time to time reasonably request.

       (g) Any claim for indemnity hereunder may be made at any time prior to 60 Business Days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all extensions obtained, whether automatic or permissive).

       (h) The party seeking indemnification or other payment pursuant to this Section 11.2 (Seller, Parent or Buyer, as the case may be) shall give the other party written notice of claim for indemnification or payment, which notice shall include a calculation of the amount of the requested indemnity or other payment and shall furnish to the other party copies of all books, records and other information reasonably requested by the other party to the extent necessary to substantiate such claim and verify the amount thereof. If reasonably necessary in order to make or substantiate a claim (or to determine if a claim should be made), each party shall be permitted access to the other party's books, records and other information in connection therewith. The party requested to make any indemnity or other payment pursuant to this Section 11.2 shall deliver to the party requesting payment, within 20 Business Days after receiving both the foregoing notice and all books, records and other information reasonably requested by it, a detailed statement describing its objections (if any) thereto. Any such objections will be resolved through the Tax Settlement Procedure.

       (i) Seller and Parent shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Buyer, as an adjustment to the Final Purchase Price, from and against any Losses arising after the Closing Date arising under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which any Company or any of its Subsidiaries, any predecessor of such Company or any of its Subsidiaries, or any transferor to such Company or any of its

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

Subsidiaries, is a party or is obligated thereunder, in each case on or prior to the Closing Date. None of Buyer, any Company or any of its Subsidiaries shall have any liability pursuant to any such agreement after the Closing Date.

          11.3 Tax Related Adjustments. (a) Seller, Parent and Buyer agree that any indemnity payment made under this Agreement shall be treated by the parties on their Tax Returns as an adjustment to the Final Purchase Price. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to (i) Parent or Seller (other than as an adjustment to the Final Purchase Price) or (ii) Buyer, each Company or any of its Subsidiaries, for federal Income Tax purposes by the IRS, the indemnifying party shall indemnify the indemnified party for any additional federal Income Taxes payable by the indemnified party by reason of the receipt or accrual of such indemnity payment (including any payments under this Section 11.3).

          (b) An indemnity payment otherwise due and payable hereunder shall be decreased (but not below zero) to the extent of any net actual reduction in federal Income Tax liability that is actually realized by the indemnified party upon its payment of an indemnifiable loss.

          (c) Except as provided in Section 11.3(d), Buyer shall pay to Seller or Parent, as appropriate, any refund of any Tax for which Seller or Parent is responsible under Section 11.2(a) or the amount of actual reduction in such Taxes realized (or portion of either thereof) after the Closing Date by Buyer or any of its Affiliates (including each Company or any of its Subsidiaries) relating to such Taxes imposed on or with respect to Seller, Parent or any of their Affiliates (including any Company or any of its Subsidiaries) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date. Buyer shall pay to Seller or Parent, as appropriate, such refund (including interest received thereon) (reduced by any actual Tax increase or actual Tax detriment to Buyer, any Company or any of its Subsidiaries, but increased by any actual Tax benefit resulting from such payment) or the amount of any such reduction in Taxes promptly upon receipt thereof by the recipient thereof. Buyer shall, if Seller or Parent requests, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which Seller or Parent is entitled under this Section 11.3(c), and Buyer shall permit Seller or Parent, as the case may be, to control the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate powers of attorney such Persons as Seller or Parent, as the case may be shall designate to represent such entity with respect to such refund claim; provided, however, that Buyer must consent to any such refund claim, which consent may not be unreasonably withheld, and that any such refund claim shall be at the sole expense of the Seller or Parent, as the case may be.

          (d) Seller and Parent agree that to the extent that any Company or any of its Subsidiaries realizes any Tax attribute after the Closing Date that may be carried back to a taxable period ending on or prior to the Closing Date, Seller and Parent shall, at Buyer's sole expense, permit such carryback, shall cooperate in the filing of any required returns or claims for refund and shall pay Buyer any Tax refund received or the amount of any reduction in Taxes so obtained by the Seller Group (as hereinafter defined); provided, however, in the event that any Tax attribute generated after the Closing Date by Buyer, any Company or any Subsidiary or any member of any affiliated group (or other group filing on a combined basis) of which any thereof is a member (any of the foregoing being referred to herein as a "Buyer Group Member") is carried back to a taxable year (or portion thereof) of Parent's affiliated group (or other group filing on a combined basis of which Seller is a member) (the "Seller Group") that ended on or prior to the Closing Date and, as a result of such carryback, any Tax attribute generated by the Seller Group (whether in the same year or in a prior or subsequent year) is not capable of being carried back or forward to the same extent it would have been had no such Buyer Group carryback occurred, Buyer shall pay to Seller an amount sufficient to place the Seller Group in the same position as it would have been in if no such carryback occurred (except that Seller shall pay Buyer (when and as actually realized) any refund of Taxes or actual reduction of Taxes otherwise payable by the Seller Group that is subsequently realized by the Seller Group as a result of the Seller Group's use of any Tax attributes that would otherwise have been utilized by the Seller Group earlier had the Tax attribute of Buyer, any Company or any Subsidiary of such Company (or any other Buyer Group Member) not been so carried back, and provided, further, that if Seller makes a payment pursuant to this Section 11.3(d) on account of a refund of Taxes, or an actual reduction of Taxes of the Seller Group and it is later determined (as a result of an audit adjustment or otherwise) that the Seller Group is liable for the return thereof to the applicable taxing authority, Buyer shall promptly remit to Seller the amount Seller has previously paid to Buyer with respect to the item in issue (plus appropriate interest).

          11.4 Transfer Taxes. Seller and Parent shall pay, or cause to be paid, any transfer Tax or fee, recordation or similar Tax or fee, deed, stamp or other Tax, grantor's or grantee's Tax, recording charge, fee, or other similar cost or expense of any kind required or customary in the applicable jurisdiction in connection with the effectuation of the transfer of the Shares and all transactions pursuant to this Agreement (including the Elections), whether such Tax or fee is imposed on Buyer, Parent, Seller, any Company or any Subsidiary. Upon demand by Seller, Buyer shall reimburse Seller for one-half of all such payments.

          12.   Termination.

          12.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

          (a)  by mutual written consent of Buyer, Parent and Seller; or

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

          (b) by Buyer or Parent and Seller if the Closing shall not have occurred on or before June 30, 1996; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by Buyer or Parent and Seller if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

          12.2 Survival; Expenses. (a) If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of this Section 12.2, Section 7.4(b) and Article 13. None of the parties hereto shall have any liability in respect of a termination of this Agreement, except to the extent that such termination results from a breach of the representations, warranties, covenants or agreements of Parent and Seller, on the one hand, or Buyer, on the other hand, under this Agreement.

          (b) Except as otherwise specifically provided herein, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants.

          13.  Miscellaneous.

          13.1 Public Announcements. No party shall issue any news release or make any public announcement concerning this Agreement or any of the transactions contemplated hereby without the advance approval thereof by Parent and Buyer; provided, however, that any party may make any public disclosure that it reasonably believes, upon the advice of counsel, is required by applicable federal or state securities laws, in which case the disclosing party shall use commercially reasonable efforts to advise the other party or parties prior to making such disclosure. Subject to the prior sentence, Parent and Buyer shall cooperate with each other in the development and distribution of all news releases and other public announcements with respect to this Agreement or any of the transactions contemplated hereby.

          13.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by overnight courier or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when actually received by the relevant party as follows:

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

       if to Buyer, or, after the Closing, any Company, to:

                                  GNA CORPORATION
                                  Two Union Square
                                  601 Union Street
                                  Seattle, Washington 98111-0490
                                  Attention: Geoff Stiff
                                  Facsimile: 206-583-2882


       with copies to:

                                  General Electric Capital Corporation
                                  260 Long Ridge Road
                                  Stamford Connecticut 06927-5000
                                  Attention: General Counsel
                                  Facsimile: 203-357-3365

                                           and

                                  Weil Gotshal & Manges
                                  100 Crescent Ct. Suite 1300
                                  Dallas, Texas 75201
                                  Attention: David Spuria, Esq.
                                  Facsimile: 214-746-7777

       if to Parent, Seller or, prior to Closing, any Company, to:

                                  Aon Corporation
                                  123 North Wacker Drive
                                  Chicago, IL 60606
                                  Attention:  Raymond I. Skilling, Esq.
                                  Facsimile:  (312) 701-3080

       with a copy to:

                                  Sidley & Austin
                                  One First National Plaza
                                  Chicago, IL 60603
                                  Attention:  Thomas A. Cole and
                                              Frederick C. Lowinger
                                  Facsimile:  (312) 853-7036

          Any party may by notice given in accordance with this Section 13.2 to the other parties designate another address or Person for receipt of notices hereunder.

          13.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) contains the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written or oral, with respect thereto.

          13.4 Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, except as provided in Section 13.11, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

          13.5 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

          13.6 Binding Effect; Assignment Limited. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and legal representatives.

          (b) Neither this Agreement, nor any right hereunder, may be assigned by any party without the written consent of the other parties hereto, except that Buyer may assign all or any portion of its interest in this Agreement to any one or more wholly-owned Subsidiaries of Buyer; provided that, notwithstanding any such assignment, Buyer shall remain liable to perform all obligations hereunder.

          13.7 No Third-Party Beneficiaries. Except for Section 10.5, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          13.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

           13.9 Schedules. (a) The Schedules hereto are a part of this Agreement as if fully set forth herein.

          (b) Any item appearing in either the Seller Disclosure Schedule or the Company Disclosure Schedule pursuant to any one Section of this Agreement shall be deemed to have been listed in such disclosure schedules with respect to any other Section of this Agreement where such listing may be deemed to be required, and subject to Section 8.1 all disclosures in the Seller Disclosure Schedule or the Company Disclosure Schedule shall be deemed to refer solely to matters as they exist at the date of this Agreement, unless a different date is specified in such disclosure schedule.

          13.10 Headings. The article, section and paragraph headings in this Agreement are for convenience only, and shall not control or affect the meaning or construction of any provision of this Agreement.

          13.11 Remedies. The parties hereto agree that money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

          13.12 Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                   Aon CORPORATION


                                   By: /s/ Harvey N. Medvin
                                       ____________________________________
                                      Name:  Harvey N. Medvin
                                      Title: Executive Vice President, CFO
                                              and Treasurer



                                   COMBINED INSURANCE COMPANY OF AMERICA


                                   By: /s/ Harvey N. Medvin
                                       ____________________________________
                                      Name:  Harvey N. Medvin
                                      Title: Executive Vice President, CFO
                                              and Treasurer



                                   THE LIFE INSURANCE COMPANY OF VIRGINIA


                                   By: /s/ Paul E. Rutledge III
                                       ____________________________________
                                      Name:  Paul E. Rutledge III
                                      Title: President



                                   FORTH FINANCIAL RESOURCES, LTD.


                                   By: /s/ John L. Knowles
                                       ____________________________________
                                      Name: John L. Knowles
                                      Title: President

                                   NEWCO PROPERTIES, INC..


                                   By: /s/ Jerome S. Hanner
                                       ____________________________________
                                      Name:  Jerome S. Hanner
                                      Title: Vice President


                                   GENERAL ELECTRIC CAPITAL CORPORATION


                                   By: /s/ Edward D. Stewart
                                       ________________________________
                                      Name:  Edward D. Stewart
                                      Title: Executive Vice President




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